                                                                  EXHIBIT 22-(1)

SONAT INC.
P. O. BOX 2563, BIRMINGHAM, ALABAMA 35202              TELEPHONE: (205) 325-3800

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD APRIL 28, 1994

To Our Stockholders:

     The Annual Meeting of Stockholders of Sonat Inc., a Delaware corporation, will be held at the AmSouth Upper Lobby Auditorium, AmSouth/Harbert Plaza, Birmingham, Alabama at 9:00 a.m., local time, on Thursday, April 28, 1994, for the following purposes:

     1. To elect three Directors as members of the Board of Directors of the Company, to serve until the 1997 Annual Meeting of Stockholders and until their respective successors have been duly elected and qualified.

     2. To elect an Auditor of the Company for the ensuing year. The Board of Directors of the Company has recommended Ernst & Young, the present Auditor, for election as Auditor (Proposal No. 1).

     3. To approve the Company's Performance Award Plan (Proposal No. 2).

     4. To approve each of the following five proposals to amend the Company's Restated Certificate of Incorporation ("Charter"):

          (a) to increase the number of authorized shares of Common Stock from 200,000,000 shares to 400,000,000 shares (Proposal No. 3);

          (b) to delete a Charter provision which provides in certain cases for minimum price protection or, alternatively, higher stockholder voting requirements, in connection with certain business combinations (Proposal No. 4);

          (c) to provide that, subject to certain conditions, the Board of Directors shall call a special meeting of the stockholders at the request of a person that has owned at least 3% of the Company's voting stock for at least six months (Proposal No. 5);

          (d) to reduce the vote required for stockholders to amend, repeal or adopt By-Laws from 67% of the outstanding shares to 60% (Proposal No. 6); and

          (e) to reduce the vote required for stockholders to amend, repeal or adopt any provision inconsistent with certain "anti-takeover" provisions of the Charter from 67% of the outstanding shares to 60% (Proposal No. 7).

     5. To transact such other business as may properly be brought before the meeting.

     Only holders of Common Stock of record at the close of business on March 11, 1994, will be entitled to vote at the meeting.

     The meeting may be adjourned from time to time without other notice than by announcement at the meeting, or any adjournment thereof, and any and all business for which the meeting is hereby noticed may be transacted at any such adjournment.

                                          By order of the Board of Directors,

                                            /s/ Beverley T. Krannich
                                            ------------------------
                                                BEVERLEY T. KRANNICH
                                                     Secretary
Birmingham, Alabama
March 16, 1994

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                             YOUR VOTE IS IMPORTANT
  PLEASE COMPLETE, SIGN AND RETURN YOUR PROXY IN THE ENCLOSED RETURN ENVELOPE.
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                                PROXY STATEMENT

               FOR ANNUAL MEETING OF STOCKHOLDERS APRIL 28, 1994

     This Proxy Statement is furnished in connection with the solicitation of proxies by Sonat Inc. on behalf of the Board of Directors of the Company, to be voted at the Annual Meeting of Stockholders, called to be held on Thursday, April 28, 1994 at 9:00 a.m. at the AmSouth Upper Lobby Auditorium, AmSouth/Harbert Plaza, Birmingham, Alabama. Mailing of the Proxy Statement and the accompanying proxy card to the stockholders is expected to commence on or about March 21, 1994.

VOTING SECURITIES

     As of January 31, 1994, the Company had outstanding 87,172,087 shares of Common Stock, par value $1.00 per share, which are its only voting securities. Holders of Common Stock are entitled to one vote for each share held. The Board of Directors has fixed March 11, 1994, as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting.

     All references in this Proxy Statement to shares of the Company's Common Stock reflect the two-for-one split of the Common Stock which became effective on September 14, 1993.

THE PROXY

     If a proxy is executed properly by a stockholder and is not revoked, it will be voted at the Annual Meeting in the manner specified on the proxy, or if no manner is specified, it will be voted "FOR" the election of the three nominees for Director and "FOR" Proposal No. 1, 2, 3, 4, 5, 6 and 7. The submission of an executed proxy will not affect a stockholder's right to attend, and to vote in person at, the Annual Meeting. A stockholder who executes a proxy may revoke it at any time before it is voted by filing a written revocation with the Secretary of the Company, executing a proxy bearing a later date or attending and voting in person at the Annual Meeting.

               THE BOARD OF DIRECTORS URGES YOU TO SIGN, DATE AND
           RETURN THE ENCLOSED PROXY IN THE ENCLOSED RETURN ENVELOPE.

                             ELECTION OF DIRECTORS

     The Company's Restated Certificate of Incorporation provides for the classification of the Board of Directors into three classes (Class I, Class II and Class III). Three Class II Directors are to be elected at the Annual Meeting of Stockholders to serve for a three-year term and until the election and qualification of their respective successors in office.

     The three nominees for election as Class II Directors are Jerome J. Richardson, James B. Williams and Joe B. Wyatt. Each of the nominees has been previously elected as a Director by the stockholders. In the event that any of the nominees becomes unavailable for any reason, which is not anticipated, the Board of Directors in its discretion may, unless it has taken appropriate action to provide for a lesser number of Directors, designate a substitute nominee, in which event, pursuant to the accompanying proxy, votes will be cast for such substitute nominee.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" JEROME J. RICHARDSON, JAMES
B. WILLIAMS AND JOE B. WYATT AS CLASS II DIRECTORS.

           NOMINEES FOR DIRECTOR -- CLASS II -- TERMS TO EXPIRE 1997

- -----------------------   JEROME J. RICHARDSON, age 57, is Chairman of the Board and Chief
                          Executive Officer of Flagstar Companies, Inc. and Flagstar
                          Corporation (a wholly-owned subsidiary of Flagstar Companies, Inc.), the principal business of which is food services. He has served as a
                          Director of the Company since 1991. Mr. Richardson is also a
                          Director of NCAA Foundation and Isotechnologies, Inc., General
       [Picture]          Partner of Richardson Sports (NFL Carolina Panthers), a trustee of
                          Saint Mary's College and Wofford College, and a Member of the Board
                          of Visitors of Duke University Medical Center. During the past five years, Mr. Richardson has served as an executive officer of Flagstar
                          Companies, Inc. and Flagstar Corporation.
- -----------------------

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- -----------------------   JAMES B. WILLIAMS, age 60, is Chairman of the Board and Chief
                          Executive Officer of SunTrust Banks, Inc. He has served as a
                          Director of the Company since 1987. Mr. Williams is also a Director of The Coca-Cola Company, Federal Reserve Bank of Atlanta, Genuine
       [Picture]          Parts Company, Georgia-Pacific Corporation, Rollins, Inc. and RPC
                          Energy Services, Inc. During the past five years, Mr. Williams has served as an executive officer of SunTrust Banks, Inc. and certain of its subsidiaries.
- -----------------------

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- -----------------------   JOE B. WYATT, age 58, is Chancellor, Chief Executive Officer and
                          Trustee of Vanderbilt University, a position he has held during the past five years. He has served as a Director of the Company since
       [Picture]          1984. Chancellor Wyatt is also a Director of Advanced Network &
                          Services, Inc., Ingram Industries, Inc., Reynolds Metals Company and
                          University Research Association, and a Trustee of EDUCOM, Inc.

- -----------------------

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

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             CONTINUING DIRECTORS -- CLASS I -- TERMS EXPIRING 1996

- -----------------------   WILLIAM O. BOURKE, age 66, is Chairman of the Executive Committee of
                          the Board of Directors and a Director of Reynolds Metals Company, an
                          aluminum and consumer products company. He has served as a Director
       [Picture]          of the Company since 1990. Mr. Bourke is also a Director of Merrill
                          Lynch & Co., Inc. and Premark International Inc. During the past five years prior to his retirement in April 1992, Mr. Bourke served as an executive officer of Reynolds Metals Company.
- -----------------------

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- -----------------------   ROBERTO C. GOIZUETA, age 62, is Chairman of the Board and Chief
                          Executive Officer of The Coca-Cola Company, the principal business of which is the manufacture of soft drinks. He has served as a
                          Director of the Company since 1981. Mr. Goizueta is also a Director
       [Picture]          of Eastman Kodak Company, Ford Motor Company, SunTrust Banks, Inc.,
                          Trust Company of Georgia and Trust Company Bank of Georgia, and a
                          member of the Board of Trustees of Emory University. During the past five years, Mr. Goizueta has served as an executive officer of The
                          Coca-Cola Company.
- -----------------------

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- -----------------------   RONALD L. KUEHN, JR., age 58, is Chairman of the Board, President
                          and Chief Executive Officer of the Company. He has served as a
                          Director of the Company since 1981. Mr. Kuehn is also a Director of
       [Picture]          AmSouth Bancorporation, Praxair, Inc., Protective Life Corporation,
                          Sonat Offshore Drilling Inc. and Union Carbide Corporation, and a
                          member of the Board of Trustees of Birmingham-Southern College and
                          Tuskegee University. During the past five years, Mr. Kuehn has served as an executive officer of the Company.
- -----------------------

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

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
- -----------------------   ROBERT J. LANIGAN, age 65, is Chairman Emeritus of the Board of
                          Directors of Owens-Illinois, Inc., the principal business of which is the manufacture and sale of packaging products. He has served as
       [Picture]          a Director of the Company since 1983. Mr. Lanigan is also a Director of Chrysler Corporation, Sonat Offshore Drilling Inc. and The Dun &
                          Bradstreet Corporation. During the past five years prior to his appointment to his current position, Mr. Lanigan served as an executive officer of Owens-Illinois, Inc.
- -----------------------

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- -----------------------   CHARLES MARSHALL, age 64, is the former Vice Chairman of the Board of American Telephone and Telegraph Company. He has served as a
                          Director of the Company since 1982. Mr. Marshall is also a Director
       [Picture]          of Ceridian Corporation, GATX Corporation, Grumman Corporation,
                          Hartmarx Corporation, Sundstrand Corporation and Zenith Electronics
                          Corporation. During the past five years prior to his retirement in
                          June 1989, Mr. Marshall served as an executive officer of American
                          Telephone and Telegraph Company.
- -----------------------


            CONTINUING DIRECTORS -- CLASS III -- TERMS EXPIRING 1995

- -----------------------   JOHN J. CREEDON, age 69, is the former President and Chief Executive
                          Officer of Metropolitan Life Insurance Company. He has served as a
                          Director of the Company since 1987. Mr. Creedon is also a Director of Melville Corporation, Metropolitan Life Insurance Company, NYNEX
       [Picture]          Corporation, Praxair, Inc., Rockwell International Corporation and
                          Union Carbide Corporation. During the past five years, Mr. Creedon served as Chief Executive Officer and as Chairman of the Executive
                          Committee of the Board of Directors of Metropolitan Life Insurance
                          Company.
- -----------------------

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

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

- -----------------------   BENJAMIN F. PAYTON, age 61, is President of Tuskegee University, a
                          position he has held during the past five years. He has served as a
       [Picture]          Director of the Company since 1992. Dr. Payton is also a Director of
                          AmSouth Bancorporation, ITT Corporation, Liberty Corporation,
                          Morrison's, Inc., Praxair, Inc. and The Sheraton Corporation.

- -----------------------

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- -----------------------   JOHN J. PHELAN, JR., age 62, is the former Chairman of the Board and
                          Chief Executive Officer of the New York Stock Exchange. He has
                          served as a Director of the Company since 1990. Mr. Phelan is also a
       [Picture]          Director of Avon Products, Inc., Eastman Kodak Company, Merrill
                          Lynch & Co., Inc. and Metropolitan Life Insurance Company. During
                          the past five years prior to his retirement in December 1990, Mr.
                          Phelan served as Chairman of the Board and Chief Executive Officer of the New York Stock Exchange.
- -----------------------

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- -----------------------   L. EDWIN SMART, age 70, serves as counsel to the law firm of Hughes
                          Hubbard & Reed. He has served as a Director of the Company (or its predecessor, Southern Natural Gas Company, now a wholly-owned subsidiary of the Company) since 1967. Mr. Smart is also a Director
       [Picture]          of The Continental Corporation, Flagstar Companies, Inc. and
                          Flagstar Corporation. Prior to his retirement in April 1987, Mr.
                          Smart served as an executive officer of Flagstar Corporation (and its predecessor, Transworld Corporation), Trans World Airlines, Inc.
                          and Hilton International Co.
- -----------------------

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

     Henry R. Linden, who is currently a Class II Director, will retire from the Board of Directors on April 28, 1994, in accordance with the Board's retirement policy.

                         BOARD MEETINGS AND COMMITTEES

     During 1993 the Board of Directors held eleven regular and special meetings. The Board has standing Audit, Employee Benefits, Executive Compensation, Finance, Nominating and Board Structure, Public Affairs, and Strategic Planning Committees which assist the Board in the discharge of its responsibilities. Each Director attended at least 75% of the meetings of the Board and the Committees on which he served, except Dr. Payton.

     Audit Committee. The Audit Committee reviews and reports to the Board the scope and results of audits by the Auditor and the Company's internal auditing staff, and reviews with the Auditor the adequacy of the Company's system of internal controls. It reviews transactions between the Company and its Directors and officers and Company policies with respect thereto, and compliance with the Company's business ethics and conflict of interest policies. The Committee also recommends a firm of certified public accountants to serve as Auditor of the Company (subject to nomination by the Board and election by the stockholders), authorizes all audit and other professional services rendered by the Auditor and periodically reviews the independence of the Auditor.

     Membership on the Audit Committee is restricted to those Directors who are not active or retired officers or employees of the Company. The Company's policy on Audit Committee membership complies with the Audit Committee Policy Statement adopted by the New York Stock Exchange. The current members of the Committee are Mr. Creedon, Chairman, and Messrs. Goizueta, Linden, Phelan and Wyatt. The Committee met three times during 1993.

     Employee Benefits Committee. The Employee Benefits Committee periodically reviews the status of the Company's employee benefit programs and the performance of the managers of the funded programs. To assist in its review, the Committee meets periodically with the chairmen of the administrative and benefit asset committees of each of the funded plans. The current members of the Committee are Dr. Linden, Chairman, and Messrs. Marshall, Payton, Williams and Wyatt. The Committee met four times during 1993.

     Executive Compensation Committee. The Executive Compensation Committee reviews and approves the compensation of the officers of the Company and makes awards under the Executive Award Plan and the Performance Award and Cash Bonus Plan. The current members of the Committee are Mr. Goizueta, Chairman, and Messrs. Lanigan, Linden, Smart and Wyatt. The Committee met seven times during 1993.

     Finance Committee. The Finance Committee approves long-term financial policies and annual financial plans, significant capital expenditures, insurance programs and investment policies of the Company. It also makes recommendations to the Board concerning dividend policy, the issuance and terms of debt and equity securities and the establishment of bank lines of credit. The current members of the Committee are Mr. Williams, Chairman, and Messrs. Creedon, Lanigan, Richardson and Smart. The Committee met three times during 1993.

     Nominating and Board Structure Committee. The Nominating and Board Structure Committee makes recommendations to the Board with respect to the size and composition of the Board and Board retirement and tenure policies. It also reviews the qualifications of potential candidates for the Board of Directors, evaluates the performance of incumbent Directors and recommends to the Board nominees to be elected at the Annual Meeting of Stockholders. The current members of the Committee are Mr. Marshall, Chairman, and Messrs. Bourke, Payton, Phelan, Richardson and Williams. The Committee met three times during 1993.

     The Nominating and Board Structure Committee will consider nominees for Director recommended by stockholders. Such recommendations should be submitted in writing, accompanied by a resume of the nominee's qualifications and business experience and a signed statement of the proposed candidate consenting to be named as a candidate and, if nominated and elected, to serve as a Director, and addressed to the offices of the Company to the attention of Beverley T. Krannich, Secretary.

     Public Affairs Committee. The Public Affairs Committee reviews the Company's policies and practices which address issues of social and public concern, such as government affairs, the environment, energy conservation and charitable contributions. It also reviews stockholder relations and, in coordination with the Nominating and Board Structure Committee, considers stockholder proposals and matters of corporate governance. The current members of the Committee are Mr. Smart, Chairman, and Messrs. Bourke, Creedon, Marshall and Phelan. The Committee met three times during 1993.

     Strategic Planning Committee. The Strategic Planning Committee assists in the formulation of the business strategies of the Company and its subsidiaries. The current members of the Committee are

Mr. Lanigan, Chairman, and Messrs. Bourke, Creedon, Goizueta, Linden, Marshall, Payton, Phelan, Richardson, Smart, Williams and Wyatt. The Committee met three times during 1993.

                       COMPENSATION OF OUTSIDE DIRECTORS

     FEES AND RETAINERS. Each non-employee Director of the Company receives a quarterly retainer of $7,500 ($8,750 for Committee Chairmen) and a fee of $1,000 for each Board meeting and each Board Committee meeting attended, plus incurred expenses where appropriate.

     Pursuant to the Director's Fees Deferral Plan, a Director may elect to defer receipt of some or all of his fees and retainer. All amounts deferred are credited to the Director's account under the Plan, and interest is credited to the account quarterly. The Director may choose to have the balance in his account distributed to him in a lump sum or in annual installments, commencing upon termination of service as a Director or, at his election, attainment of a specified age.

     RETIREMENT PLAN FOR DIRECTORS. Directors of the Company who during some portion of their service as Directors were not officers of the Company or its subsidiaries are participants in the Retirement Plan for Directors. An eligible Director who ceases being a Director after reaching age 70, completing five years of service as a non-employee Director or as a result of death or permanent disability, will receive a retirement benefit from the Plan. The Director may choose to have such benefit paid either in a series of quarterly payments equal to the retainer (as of the date of the Director's retirement) for the period the Director served as a non-employee Director of the Company (or its predecessor, Southern Natural Gas Company) or in a cash lump-sum payment that equals the present value of such series of payments.

     RESTRICTED STOCK PLAN FOR DIRECTORS. Each non-employee Director of the Company is a participant in the Restricted Stock Plan for Directors. Each such Director was granted 2,000 shares of restricted stock in 1993, except that each Director who is scheduled to retire from the Board under the Board's retirement policy prior to April 1, 1998 (the Plan's termination date) was granted 400 shares of restricted stock for each remaining year of service as a Director. The Plan provides that 400 shares granted to each Director will vest on April 1 of each of the years 1994 through 1998.

     Each person who first becomes a non-employee Director after April 22, 1993 (the effective date of the Plan, as amended and restated) will be granted 33.33 shares of restricted stock for each calendar month or fraction thereof from the Director's election as a non-employee Director to the following March 31 (rounded to the nearest whole share), plus 400 shares for each subsequent Plan Year (April 1 -- March 31) until the earlier of April 1, 1998 or the Director's scheduled retirement date. The product of 33.33 shares times the number of full and partial calendar months from the Director's election as a non-employee Director to the following March 31 (rounded to the nearest whole share) will vest on the April 1 following such election, and 400 shares will vest on each April 1 thereafter through April 1, 1998.

     All shares of restricted stock will vest immediately upon the Director's death or disability. At the time his restricted stock vests, the Director will receive a cash tax-offset "supplemental payment" in an amount equal to the amount necessary to pay the federal income tax payable with respect to both the vesting of restricted stock and receipt of the supplemental payment, assuming the Director is taxed at the maximum effective federal income tax rate. If a Director leaves the Board of Directors before all of his shares of restricted stock have vested, the unvested shares will be forfeited.

         OWNERSHIP OF COMMON STOCK BY DIRECTORS AND EXECUTIVE OFFICERS

     The following table shows the amount and nature of beneficial ownership of shares of the Common Stock of the Company beneficially owned by the Directors and certain executive officers of the Company, and by all present Directors and executive officers of the Company as a group, as of January 31, 1994.

                                                                   AMOUNT AND NATURE OF
                     NAME OF BENEFICIAL OWNER                    BENEFICIAL OWNERSHIP (1)
    -----------------------------------------------------------  ------------------------
    Thomas W. Barker, Jr. .....................................             39,079(2)
    William O. Bourke..........................................              5,000(3)
    John J. Creedon............................................             13,700(4)
    Roberto C. Goizueta........................................              3,600
    John D. Johns..............................................              2,817
    Ronald L. Kuehn, Jr. ......................................            593,588(2 and 5)
    Robert J. Lanigan..........................................              6,040(6)
    Henry R. Linden............................................              6,568(7)
    Charles Marshall...........................................              7,600
    James E. Moylan, Jr. ......................................             42,121(2)
    William C. O'Malley........................................            155,157(2)
    Benjamin F. Payton.........................................              2,373
    John J. Phelan, Jr. .......................................              2,660
    Jerome J. Richardson.......................................              4,280
    Donald G. Russell..........................................            137,872(2)
    L. Edwin Smart.............................................              3,600
    William A. Smith...........................................            187,056(2)
    James B. Williams..........................................             15,200
    Joe B. Wyatt...............................................              3,200
    All Present Directors and Executive Officers as a Group
      (18 persons).............................................          1,124,609(8)

     NOTE 1: Each Director and executive officer has sole voting power and sole investment power with respect to all shares beneficially owned by him, unless otherwise indicated. As of January 31, 1994, each such individual beneficially owned less than 0.70% of the outstanding shares of Common Stock of the Company, and all present Directors and executive officers of the Company as a group, consisting of 18 persons, beneficially owned 1.29% of the outstanding shares of the Company's Common Stock.

     The number of shares shown includes 2,000 shares of restricted stock for each of Messrs. Bourke, Goizueta, Lanigan, Marshall, Payton, Phelan, Richardson, Williams and Wyatt, 1,600 shares of restricted stock for Mr. Creedon, 1,200 shares of restricted stock for Mr. Smart, and 400 shares of restricted stock for Dr. Linden, granted under the Company's Restricted Stock Plan for Directors, which shares had not vested as of January 31, 1994. Such persons have the power to vote and receive dividends on such shares, but do not have the power to dispose of, or to direct the disposition of, such shares until such shares are vested pursuant to the terms of such plan.

     NOTE 2: The number of shares shown for Messrs. Barker, Kuehn, Moylan, O'Malley, Russell and Smith includes 3,568 shares, 73,400 shares, 4,368 shares, 26,534 shares, 18,534 shares and 12,534 shares, respectively, of restricted stock granted under the Company's Executive Award Plan, which shares had not vested as of January 31, 1994. Such persons have the right to vote and receive dividends on such shares, but do not have the power to dispose of, or to direct the disposition of, such shares until such shares are vested pursuant to the terms of such plan. The number of shares shown for Messrs. Barker, Kuehn, Moylan, O'Malley, Russell and Smith also includes (a) 7,334 shares, 41,078 shares, 8,106 shares, 20,605 shares, 7,969 shares and 13,818 shares, respectively, held by the Trustee under the Company's Savings Plan (or, with respect to Mr. O'Malley, the Sonat Offshore Drilling Savings Plan) as of January 31, 1994; and (b) 27,000 shares, 456,266 shares, 27,000 shares, 102,666 shares,

107,332 shares and 152,332 shares, respectively, covered by options under the Company's Executive Award Plan which were exercisable, but had not been exercised, as of January 31, 1994.

     NOTE 3: Mr. Bourke filed a late report to the Securities and Exchange Commission with respect to one transaction in the Company's Common Stock.

     NOTE 4: The number of shares shown for Mr. Creedon includes 3,200 shares held in trusts for two of his children, of which shares he disclaims any beneficial ownership.

     NOTE 5: The number of shares shown for Mr. Kuehn includes 6,000 shares owned by his wife and 1,500 shares held in trust for one of his children, of which shares he disclaims any beneficial ownership.

     NOTE 6: Mr. Lanigan filed a late report to the Securities and Exchange Commission with respect to four transactions in the Company's Common Stock.

     NOTE 7: The number of shares shown for Dr. Linden includes 6,168 shares owned jointly with his wife.

     NOTE 8: The number of shares shown includes 115,804 shares of restricted stock granted under the Company's Executive Award Plan, which shares had not vested as of January 31, 1994; 86,065 shares held by the Trustee under the Company's Savings Plan as of January 31, 1994; 808,262 shares covered by options under the Company's Executive Award Plan which were exercisable, but had not been exercised, as of January 31, 1994; and 21,200 shares of restricted stock granted under the Company's Restricted Stock Plan for Directors, which shares had not vested as of January 31, 1994.

                CERTAIN BUSINESS RELATIONSHIPS AND TRANSACTIONS

     James B. Williams, a Director of the Company, is Chairman and Chief Executive Officer of SunTrust Banks, Inc. Trust Company Bank, a subsidiary of SunTrust Banks, Inc. ("Trust Company"), has extended a line of credit to the Company permitting the short-term borrowing of $25,000,000. During 1993, there were periodic borrowings and repayments under this line of credit and, at December 31, 1993, there was no principal amount outstanding thereunder. In addition, the Company and one of its wholly-owned subsidiaries were permitted to borrow an aggregate of $40,120,000 pursuant to long-term loan agreements, and were indebted to Trust Company in the principal amount thereunder of an aggregate of $11,120,000 at December 31, 1993. A subsidiary of Trust Company also serves as investment manager for trusts that fund the Company's retirement, disability and retiree medical benefits programs.

     L. Edwin Smart, a Director of the Company, serves as counsel to the law firm of Hughes Hubbard & Reed. Hughes Hubbard & Reed provides legal services to the Company and certain of its subsidiaries.

                       COMPENSATION OF EXECUTIVE OFFICERS

REPORT OF THE EXECUTIVE COMPENSATION COMMITTEE

     The Executive Compensation Committee of the Board of Directors of the Company, which is composed solely of non-employee Directors, administers the Company's executive compensation program. The Committee's primary responsibility is to ensure that the executive compensation program furthers the interests of the Company and its stockholders.

     The Company's executive compensation program has three principal objectives: (1) to attract and retain a highly qualified and motivated management team; (2) to appropriately reward individual executives for their contributions to the attainment of the Company's key strategic goals; and (3) to link the interests of executives and stockholders through stock-based plans and performance measures.

     The Committee meets with outside consultants at least annually to evaluate the Company's performance against the performance of a peer group of companies and to review and compare the level of compensation paid or awarded to key executives to the compensation practices of the peer group. The

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

peer group used for determining compensation for corporate executives consists of 19 publicly held companies in the Company's key business segments and investments -- natural gas transmission and sales, domestic oil and gas exploration and production, and offshore drilling (the "Corporate Peer Group"). The aggregate asset mix of the companies included in the Corporate Peer Group approximates the Company's asset mix. In comparing the level of the Company's compensation to that of the companies in the Corporate Peer Group, the Committee reviews an analysis which "size-adjusts" the compensation paid by a company to take into account the relative size of the company as measured by its revenues. The recommended size-adjustment is computed by an independent compensation consulting firm. The Committee also reviews and may give greater weight to compensation survey data specific to a particular business segment when considering the compensation of executive officers whose job is related primarily to a single business segment. The Standard & Poor's Natural Gas Distribution/Pipeline Group described in the five-year total stockholder return comparison on page 18 of this Proxy Statement is not used to determine the compensation of executives, because that group's aggregate asset mix does not include an appropriate weighting for exploration and production and offshore drilling.

     The key components of the Company's executive compensation program are base salary, annual cash bonus incentives, and long-term stock incentives. The Committee's policies with respect to each component of the program, including the bases for the compensation of Mr. Kuehn, Chairman of the Board, President and Chief Executive Officer of the Company, are described below. The Committee consults with Mr. Kuehn in reviewing the individual performance and compensation of key executives of the Company (other than Mr. Kuehn). The Committee reviews Mr. Kuehn's performance and compensation in executive session at least annually.

     BASE SALARIES. Base salaries are initially established by an evaluation of the executive's position, responsibilities and experience and a review of salary surveys. Each year the Committee reviews the base salaries of key executive officers of the Company and its subsidiaries and determines whether salaries should be adjusted, based primarily on the executive's individual performance and experience and salary survey information. In general, the Committee's objective is to maintain executive salaries at the median of the salaries for comparable executives in the Corporate Peer Group or other relevant peer group. Executive salaries for 1993 were at the median level overall, although some executives were below and some above the median. Taking into consideration Mr. Kuehn's individual performance and experience and the salary survey data, Mr. Kuehn's base salary was increased 7%, effective April 1, 1993. Mr. Kuehn has been in his current position for approximately 9 1/2 years and his salary for 1993 was slightly above the size-adjusted median for the Corporate Peer Group.

     ANNUAL CASH BONUS INCENTIVES. Annual cash bonus incentive opportunities are awarded each year. The amount of an executive's bonus opportunity (which is expressed as a percentage of base salary) is dependent primarily upon such individual's position and responsibilities and bonus opportunities provided to comparable positions within the Corporate Peer Group or other relevant peer group. At the beginning of each year, the Committee reviews and approves annual performance goals. Shortly after the end of the year, the Committee determines the appropriate bonus payout levels based on the degree to which these goals have been achieved. The annual incentive program is designed to pay total annual cash compensation in the upper quartile of the relevant peer group when the Company meets substantially all of the goals established for an executive's bonus opportunity. Similarly, when the goals are not achieved, the program is intended to result in total annual cash compensation below the median of the relevant peer group.

     The payout of an executive's 1993 bonus opportunity was based on the level of achievement of certain financial goals, corporate and subsidiary goals, and individual goals, as described below. The goals for each executive's bonus opportunity were weighted as follows: financial goals -- 40% for Mr. Kuehn and 30% for the other named executive officers; company and subsidiary goals -- 45% for Mr. Kuehn and 55% for the other named executive officers; and individual goals -- 15% for all executives.

     The financial goals included in the 1993 bonus opportunities were the Company's 1993 earnings per share ("EPS") as compared to the Company's budgeted EPS, and the Company's five-year average cash flow return on assets as compared to that of the Corporate Peer Group. In general, these goals were weighted equally. Payout of the EPS goal was based on minimum, target and maximum levels of achievement. The payout of the cash flow return on assets goal was based on the Company's absolute ranking within the Corporate Peer Group and its performance against the mean of the Corporate Peer Group.

     The company and subsidiary goals included in the 1993 bonus opportunities included operating, marketing and strategic goals relating to each major business segment, and annual corporate goals relating to safety and the environment, human resources and customer-focus programs, and corporate citizenship. Subsidiary goals also included financial goals with respect to earnings and cash flow. When appropriate, an executive's goals focused on the company for which he was primarily employed. Achievement of many of the goals was determined by quantitative or objective measures, while other goals were subjective in nature.

     Each executive's 1993 bonus opportunity included individual goals. Mr. Kuehn's individual performance is based primarily on the Company's achievement of its financial and business goals. The Committee also has discretion to make additional cash bonus awards to recognize exceptional individual performance.

     In January 1994, the Committee reviewed in detail the extent to which the 1993 performance goals had been achieved. The Company's EPS was significantly above the budgeted EPS, and cash flow return on assets was in the upper quartile of the Corporate Peer Group and significantly above the mean for the Corporate Peer Group. The payout percentage for these financial goals was 120% of the bonus opportunity for the EPS goal and 91% of the bonus opportunity for the cash flow return on assets goal. The Company and its subsidiaries also substantially achieved the key company and subsidiary goals, including oil and gas production and reserve replacement goals, pipeline restructuring goals, oil and gas marketing goals, safety and environmental goals, and subsidiary earnings goals. In June 1993, the Company also completed a very successful sale of approximately 60% of the common stock of Sonat Offshore Drilling Inc. ("Sonat Offshore"), the Company's offshore drilling subsidiary. The payout percentages for Company and subsidiary goals ranged from 75% to 100% of the bonus opportunity for these goals.

     Mr. Kuehn's total bonus payout percentage for 1993 was 105% of his bonus opportunity.

     In connection with the sale of Sonat Offshore's common stock, William C. O'Malley, Chairman and Chief Executive Officer of Sonat Offshore, resigned as an officer and Director of the Company. In June 1993, the Committee awarded Mr. O'Malley a cash bonus equal to and in lieu of the full amount of his 1993 bonus opportunity, in recognition of his significant contribution to the completion of the sale.

     LONG-TERM STOCK INCENTIVES. The long-term stock incentives component of the Company's executive compensation program is designed to align executive and stockholder interests by rewarding executives for the attainment of stock price appreciation and total stockholder returns.

     As a general rule, the Committee administers the long-term stock incentive program through annual grants of stock options and restricted stock to certain executive officers of the Company and its major operating subsidiaries. Awards under the annual grant program were made in December 1993. In addition, the Committee may make special awards to individual executives during the year on a discretionary basis.

     In 1993, the number of stock options and restricted shares granted to each executive officer as part of the annual grant program was determined primarily by individual position and responsibilities, compensation survey data of the Company's Corporate Peer Group, and the Company's three-year total stockholder return (considering stock price appreciation and reinvestment of dividends) as compared to the total stockholder return of the Corporate Peer Group. The amount of an executive's annual long-term incentive grant was expressed as a percentage of base salary. The percentage used for each executive was tied to the Company's total stockholder return as compared to that of the Corporate Peer Group. In 1993, the Company's three-year total stockholder return ranked in the upper quartile of the Corporate Peer Group, and the December 1993 long-term incentive grants were designed to result in long-term compensation at that level. For purposes of determining the value of long-term incentive compensation, an independent compensation consulting firm uses a modified Black-Scholes option pricing model to value stock options granted by the Company and the companies in the Corporate Peer Group. Similarly, the consulting firm values restricted share grants based on the present value of the shares on the date of grant (taking into account the vesting schedules of the grants and projected executive turnover). The Committee may adjust the grants to take into account individual performance and the number of options and restricted shares previously granted to the executive.

     In December 1993, Mr. Kuehn was awarded stock options and restricted stock as a part of the annual program. As discussed above, the amount of this award was intended to reward and compensate Mr. Kuehn for the excellent performance of the Company's stock as compared to the Corporate Peer Group and to result in long-term compensation in the upper quartile of the Corporate Peer Group.

     In connection with the sale of Sonat Offshore's common stock in June 1993, the Committee amended the stock options and restricted stock previously awarded to Mr. O'Malley to provide that service by Mr. O'Malley with Sonat Offshore following the sale will count as service for purposes of satisfying the vesting requirements for the options and restricted shares. In addition, Mr. O'Malley may exercise any of his vested options during the remainder of the original option terms. Mr. O'Malley is no longer eligible for stock awards under the Company's Executive Award Plan.

     STOCK OWNERSHIP GUIDELINES. In 1992 the Committee established guidelines designed to encourage key executives of the Company and its subsidiaries to attain specified levels of stock ownership over a five-year period. Stock ownership goals are based on the value of the Company's stock, and are expressed as a multiple of the executive's base salary. The Committee periodically reviews the guidelines and the executives' progress toward attaining the stock ownership goals.

     POLICY WITH RESPECT TO SECTION 162(m). Section 162(m) of the Internal Revenue Code, which was enacted in August 1993, limits the tax deduction that the Company or its subsidiaries can take with respect to the compensation of certain executive officers, unless the compensation is "performance based." The Committee expects that all income recognized by executive officers upon the exercise of stock options granted under the Executive Award Plan will qualify as performance based compensation. The portion of the Company's annual cash bonus program that is based on objective financial measures, and the restricted stock grant program, have been modified in an effort to qualify compensation thereunder as performance based.

     The Committee currently intends to continue to make cash bonus payments that are based on the achievement of subjective, non-quantifiable goals, and that may therefore not qualify as performance based compensation. The Committee believes that these Company, subsidiary and individual goals, while not properly measurable by the kind of quantifiable targets that are required to qualify compensation as performance based, are important to the long-term financial success of the Company and to its stockholders.

     CONCLUSION. The Committee believes that the executive compensation philosophy that it has adopted effectively serves the interests of the stockholders and the Company. It is the Committee's intention that the pay delivered to executives be commensurate with Company performance.

Roberto C. Goizueta               Robert J. Lanigan              Henry R. Linden
                  L. Edwin Smart                  Joe B. Wyatt

SUMMARY COMPENSATION TABLE

     The following table shows, for the fiscal years ending December 31, 1991, 1992 and 1993, the cash compensation paid by the Company, and a summary of certain other compensation paid or accrued for such years, to certain of the Company's executive officers (as determined pursuant to the rules of the Securities and Exchange Commission) (the "named executive officers") for service in all capacities with the Company and its subsidiaries.

                           SUMMARY COMPENSATION TABLE

                                                                              LONG TERM
                                                                         COMPENSATION AWARDS
                                      ANNUAL COMPENSATION           ------------------------------
                               ----------------------------------   RESTRICTED         SECURITIES
                                                     OTHER ANNUAL      STOCK           UNDERLYING     ALL OTHER
       NAME AND                                      COMPENSATION   AWARDS (2),       OPTIONS/SARS   COMPENSATION
  PRINCIPAL POSITION    YEAR    SALARY      BONUS        (1)            (3)               (3)            (4)
- ----------------------- -----  ---------  ---------  ------------   -----------       ------------   ------------
Ronald L. Kuehn, Jr.,   1993   $ 590,000  $ 504,600    $300,362     $  420,000 (5)       110,000       $113,528
Director, Chairman of   1992   $ 560,000  $ 455,000    $      0     $1,071,100 (6 & 7)    91,600       $117,801
the Board, President    1991   $ 560,000  $ 340,000    $      0     $  205,538 (8)       112,000       $124,052
and Chief Executive
Officer
Thomas W. Barker, Jr.,  1993   $ 152,675  $  64,000    $ 58,578     $   51,000 (5)        13,500       $ 20,353
Vice President --       1992   $ 145,700  $  58,700    $ 13,164     $   29,575 (7)         9,000       $ 18,625
Finance and Treasurer   1991   $ 145,700  $  45,900    $  9,519     $   22,838 (8)        12,000       $ 18,805
John D. Johns,          1993   $ 173,665  $  91,000    $236,832     $        0                 0       $  7,601
Vice President and      1992   $ 205,000  $  95,000    $      0     $  229,750 (6 & 7)    15,000       $ 14,955
General Counsel(9)      1991   $ 202,500  $  90,100    $  3,656     $   45,675 (8)        24,600       $ 14,890
James E. Moylan, Jr.,   1993   $ 151,875  $  65,500    $410,888     $   75,000 (5)        21,000       $ 18,467
Vice President          1992   $ 142,500  $  59,700    $    563     $   29,575 (7)         9,000       $ 16,589
and Controller          1991   $ 142,500  $  46,500    $  7,499     $   22,838 (8)        12,000       $ 16,662
William C. O'Malley,    1993   $ 134,250  $ 216,500    $236,810     $        0                 0       $ 11,411
Director and Executive  1992   $ 315,000  $ 185,000    $      0     $  480,625 (6 & 7)    32,000       $ 47,456
Vice President(10)      1991   $ 315,000  $ 173,000    $      0     $   75,038 (8)        41,000       $ 48,815
Donald G. Russell,      1993   $ 362,500  $ 250,000    $649,292     $  300,000 (5)        65,000       $102,687
Executive Vice          1992   $ 340,000  $ 218,000    $    705     $  147,875 (7)        40,000       $ 70,240
President
                        1991   $ 340,000  $ 161,100    $      0     $   75,038 (8)        41,000       $ 73,920
William A. Smith,       1993   $ 313,500  $ 200,000    $530,865     $  180,000 (5)        45,000       $ 41,440
Executive Vice          1992   $ 300,000  $ 180,000    $  1,339     $  105,625 (7)        32,000       $ 38,271
President
                        1991   $ 293,917  $ 160,500    $      0     $   75,038 (8)        41,000       $ 38,122

     NOTE 1: With respect to 1993, represents the amount of tax-offset "supplemental payments" paid upon the exercise of stock options (or tandem stock appreciation rights) granted under the Company's Executive Award Plan.

     NOTE 2: The amount shown represents the dollar value of restricted stock awards made during the year, calculated by multiplying the closing price of unrestricted shares of the Company's Common Stock on the date of grant by the number of shares awarded. Dividends are paid on all shares of restricted stock.

     All shares of restricted stock that have not previously vested are generally forfeited upon termination of employment, unless such termination occurs either after age 65, by reason of death or disability, or for the convenience of the Company (as determined by the Executive Compensation Committee). All shares of restricted stock that have not previously vested will immediately vest upon a "Change of Control" of the Company, as described under "Compensation Upon Change of Control" below.

     The number of shares of restricted stock held by the named executive officers as of December 31, 1993, and the value of such shares (calculated by multiplying the closing price of unrestricted shares of the Company's Common Stock on December 31, 1993 by the number of shares held on such date) is as follows: Mr. Kuehn, 73,400 shares, $2,119,425; Mr. Barker, 3,568 shares, $103,026; Mr. Johns, 0 shares,

$0; Mr. Moylan, 4,368 shares, $126,126; Mr. O'Malley, 26,534 shares, $766,169;
Mr. Russell, 18,534 shares, $535,169; and Mr. Smith, 12,534 shares, $361,919.

     NOTE 3: The number of shares shown with respect to 1992 and 1991 has been adjusted to reflect the two-for-one split of the Company's Common Stock which became effective on September 14, 1993.

     NOTE 4: With respect to 1993, represents the following amounts for each of Messrs. Kuehn, Barker, Johns, Moylan, O'Malley, Russell and Smith, respectively:
(1) Company matching contributions to the trust established under the Company's Savings Plan -- $6,377, $12,944, $7,387, $12,865, $6,377, $6,377 and $6,377; (2)
Company contributions to the Savings Plan accounts under the Company's Supplemental Benefit Plan -- $43,773, $0, $0, $0, $5,034, $24,436 and $20,271;
and (3) with respect to premiums paid by the Company under the Company's "split-dollar" Executive Life Insurance Program, the sum of (a) the value of the premium payment used to purchase term life insurance plus (b) the value of the benefit to the executive officer of the remainder of the premium payment -- $63,378, $7,409, $214, $5,602, $0, $71,874 and $14,792.

     NOTE 5: Includes the value of 14,000 shares, 1,700 shares, 2,500 shares, 10,000 shares and 6,000 shares of restricted stock granted on December 2, 1993 to Messrs. Kuehn, Barker, Moylan, Russell and Smith, respectively. Such shares generally vest 10 years from the date of grant, unless the average closing price of the Company's Common Stock achieves certain specified levels, in which case vesting of such shares is accelerated.

     NOTE 6: Includes the value of 40,000 shares, 10,000 shares and 20,000 shares of restricted stock granted on May 28, 1992 to Messrs. Kuehn, Johns and O'Malley, respectively. Such shares were granted to such executive officers in recognition of their performance with respect to the sale of an oilfield services subsidiary. Such shares generally vest 10 years from the date of grant. The shares granted to Mr. Johns were forfeited upon his resignation on October 8, 1993.

     NOTE 7: Includes the value of 15,200 shares, 1,400 shares, 2,000 shares, 1,400 shares, 5,000 shares, 7,000 shares and 5,000 shares of restricted stock granted on December 3, 1992 to Messrs. Kuehn, Barker, Johns, Moylan, O'Malley, Russell and Smith, respectively. Such shares generally vest 10 years from the date of grant, unless the average closing price of the Company's Common Stock achieves certain specified levels, in which case vesting of such shares is accelerated. The shares granted to Mr. Johns were forfeited upon his resignation on October 8, 1993.

     NOTE 8: Represents the value of 12,600 shares, 1,400 shares, 2,800 shares, 1,400 shares, 4,600 shares, 4,600 shares and 4,600 shares of restricted stock granted on December 6, 1991 to Messrs. Kuehn, Barker, Johns, Moylan, O'Malley, Russell and Smith, respectively. Such shares generally vest in equal installments on each of the first three anniversaries of the date of grant. The 1,868 shares granted to Mr. Johns that had not previously vested were forfeited upon his resignation on October 8, 1993.

     NOTE 9: Mr. Johns resigned from all of his positions with the Company and its subsidiaries on October 8, 1993.

     NOTE 10: On June 4, 1993, Sonat Offshore Drilling Inc. ("Sonat Offshore") completed an initial public offering (the "Offshore IPO") of its common stock. As a result of the Offshore IPO, Sonat Offshore is no longer a wholly-owned subsidiary of the Company. On the effective date of the Offshore IPO, Mr. O'Malley resigned from all of his positions with the Company.

OPTION GRANT TABLE

     The following table contains certain information with respect to stock options granted in 1993 under the Company's Executive Award Plan to the named executive officers.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                                                  POTENTIAL REALIZABLE VALUE AT
                                                                                     ASSUMED ANNUAL RATES OF
                                          INDIVIDUAL GRANTS                       STOCK PRICE APPRECIATION FOR
                        ------------------------------------------------------       OPTION TERM (10 YEARS)
                         NUMBER OF     % OF TOTAL                                -------------------------------
                         SECURITIES   OPTIONS/SARS                               5% (RESULTING    10% (RESULTING
                         UNDERLYING    GRANTED TO      EXERCISE                  COMPANY STOCK    COMPANY STOCK
                        OPTIONS/SARS   EMPLOYEES        PRICE       EXPIRATION      PRICE OF         PRICE OF
         NAME           GRANTED (1)     IN 1993     ($/SHARE) (2)    DATE (3)     $48.87) (4)      $77.81) (4)
- ----------------------- ------------  ------------  --------------  ----------   --------------   --------------
All Stockholders.......         --           --             --             --   $1,644,665,497   $4,167,008,872
Ronald L. Kuehn, Jr. ..    110,000        11.1%         $30.00        12/1/03   $    2,075,700   $    5,259,100
Thomas W. Barker, Jr. .     13,500         1.4%         $30.00        12/1/03   $      254,745   $      645,435
John D. Johns..........          0           0%             --             --   $            0   $            0
James E. Moylan, Jr. ..     21,000         2.1%         $30.00        12/1/03   $      396,270   $    1,004,010
William C. O'Malley....          0           0%             --             --   $            0   $            0
Donald G. Russell......     65,000         6.6%         $30.00        12/1/03   $    1,226,550   $    3,107,650
William A. Smith.......     45,000         4.5%         $30.00        12/1/03   $      849,150   $    2,151,450
Named Executive Officers' Potential Realizable Value
  as a % of All Stockholders' Potential Realizable Value                                 0.29%            0.29%

     NOTE 1: All stock options shown were granted on December 2, 1993. The stock options become exercisable in equal installments on each of the first five anniversaries of the date of grant, provided that the entire option grant will become immediately exercisable if, during any 10 business day period ending prior to December 2, 1998, the average of the closing prices of the Company's Common Stock during such period is at least $45.00. Any stock options that have not previously become exercisable are generally forfeited upon termination of employment, unless such termination occurs by reason of death or disability or for the convenience of the Company (as determined by the Executive Compensation Committee). Any options held by then-current employees will become immediately exercisable and will remain exercisable for three years after the employee's termination of employment (but not beyond December 1, 2003) in the event of a "Change of Control" of the Company, as described under "Compensation Upon Change of Control" below.

     NOTE 2: The exercise price equals the closing price of the Company's Common Stock on the date of grant.

     NOTE 3: The stock options are subject to termination prior to their expiration date in the event of termination of employment.

     NOTE 4: The Resulting Company Stock Price shown in the table equals the price the Company's Common Stock would attain at the end of the stock options' 10-year term if the price of the Company's Common Stock appreciated from the date of stock option grant at a rate of 5% or 10% per year (as the case may be). The potential realizable values shown represent the difference between the $48.87 or $77.81 Resulting Company Stock Price (as the case may be) and the $30.00 exercise price, multiplied by (a) for all stockholders, the number of outstanding shares of the Company's Common Stock as of December 31, 1993, and
(b) for each named executive officer, the number of options granted.

AGGREGATED OPTION/SAR EXERCISES AND FISCAL YEAR-END OPTION/SAR VALUE TABLE

     The following table shows certain information with respect to the named executive officers concerning the exercise of stock options (or stock appreciation rights ("SARs") granted in tandem therewith) during 1993 and unexercised stock options (and tandem SARs) held as of December 31, 1993.

        AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION/SAR VALUES
- ----------------------------------------------------------------------------------------------------------
                                                           NUMBER OF
                                                     SECURITIES UNDERLYING        VALUE OF UNEXERCISED,
                                                   UNEXERCISED OPTIONS/SARS     IN-THE-MONEY OPTIONS/SARS
                            SHARES                  AT FISCAL YEAR END (1)       AT FISCAL YEAR END (2)
                           ACQUIRED     VALUE     ---------------------------  ---------------------------
          NAME            ON EXERCISE  REALIZED   EXERCISABLE   UNEXERCISABLE  EXERCISABLE   UNEXERCISABLE
- ------------------------- -----------  --------   -----------   -------------  -----------   -------------
Ronald L. Kuehn, Jr. ....    37,000    $436,000     456,266        147,334     $ 5,308,517     $ 469,008
Thomas W. Barker, Jr. ...    13,000    $139,406      27,000         17,500     $   195,750     $  50,250
John D. Johns............    54,700    $715,625           0              0     $         0     $       0
James E. Moylan, Jr. ....    44,000    $596,437      27,000         25,000     $   201,500     $  50,250
William C. O'Malley......    30,000    $343,750     102,666         13,668     $   888,452     $ 171,704
Donald G. Russell........    80,000    $942,500     107,332         78,668     $   778,359     $ 171,704
William A. Smith.........    47,000    $770,594     152,332         58,668     $ 1,541,109     $ 171,704

     NOTE 1: Certain stock options granted before December 6, 1991, were granted with tandem SARs. Each stock option granted before December 6, 1991 was granted with a tax-offset "supplemental payment" payable upon the exercise of the stock option (or tandem SAR). The amount of the supplemental payment is the amount necessary to pay the federal income tax payable with respect to both (i) exercise of the stock option (or tandem SAR) and (ii) receipt of the supplemental payment, based on the assumption that the participant is taxed at the maximum effective federal income tax rate applicable to such income.

     NOTE 2:  The value of each unexercised in-the-money stock option (or tandem
SAR) is equal to the difference between $28.875 (the closing price of the Company's Common Stock on December 31, 1993) and the exercise price of the stock option. Such value does not include the value of any tax-offset supplemental payments.

DEFINED BENEFIT PLANS

     Employees and officers of the Company and participating subsidiaries are participants in the Company's Retirement Plan. In general, annual retirement benefits are based on average covered compensation for the highest five consecutive years of the final ten years of employment. Covered compensation under the Retirement Plan currently includes salaries and amounts paid under the Performance Award and Cash Bonus Plan (reported in the Summary Compensation Table) and certain personal benefits; covered compensation does not include amounts relating to the grant or vesting of restricted stock, the exercise of stock options and SARs, and receipt of supplemental payments under the Executive Award Plan, or to employer contributions under the Savings Plan or the Supplemental Benefit Plan.

     The maximum annual retirement benefit is 65% of the participant's average covered compensation minus 50% of his primary social security benefit. Participants accrue benefits under the following formula: (a) 2.4% of average covered compensation minus 2.0% of primary social security benefits for each year of service prior to January 1, 1992; plus (b) 2.0% of average covered compensation minus 1.667% of primary social security benefits for each year of service after January 1, 1992; plus (c) when the total of (a) plus (b) above equals 60% of average covered compensation minus 50% of primary social security benefits, 1% of average covered compensation for each year of service after January 1, 1992, not included in the calculation in (b) above, up to five such additional years of service. The eligible survivors of a deceased Retirement Plan participant are entitled to a survivors benefit, which usually equals 75% of the participant's retirement benefit. Retirement Plan benefits are generally paid as life annuities.

     The Supplemental Benefit Plan provides its eligible participants and their eligible survivors with retirement and survivors benefits which would have been payable under the Retirement Plan but for the fact that benefits payable under funded pension plans are limited by federal tax laws. As a general rule, during 1993 the federal tax laws limited annual benefits under the Retirement Plan to $115,641 (subject to reduction in certain circumstances), and required the Retirement Plan to disregard any portion of the participant's 1993 compensation in excess of $235,840. A participant may choose to have benefits under the Plan paid either as a life annuity or in a cash lump sum upon termination of employment.

     The following table sets forth information with respect to certain named executive officers concerning the benefits payable under the Retirement Plan and Supplemental Benefit Plan.

                           DEFINED BENEFIT PLAN TABLE

                                                  CURRENT                          ESTIMATED ANNUAL
                                                 YEARS OF       1993 COVERED          RETIREMENT
                     NAME                       SERVICE (1)   COMPENSATION (2)   BENEFIT AT AGE 65 (3)
- ----------------------------------------------  -----------   ----------------   ---------------------
Ronald L. Kuehn, Jr. .........................      23.4         $1,048,500            $ 671,040
Thomas W. Barker, Jr. ........................      24.3         $  215,565            $ 140,117
James E. Moylan, Jr. .........................      17.5         $  214,235            $ 139,253
Donald G. Russell.............................       5.9         $  582,269            $ 112,960
William A. Smith..............................      23.7         $  498,815            $ 324,230

     NOTE 1: The number of years of credited service under the Retirement Plan as of December 31, 1993.

     NOTE 2: The amount of covered compensation under the Retirement Plan during 1993.

     NOTE 3: The estimated annual retirement benefit payable as a single life annuity at age 65 to the named executive officer (based on the assumptions that such officer retires at age 65 and has average covered compensation at his retirement date equal to his 1993 covered compensation, and calculated prior to the offset for primary social security benefits).

     Prior to his resignation on June 4, 1993, from all of his positions with the Company, Mr. O'Malley accrued an annual benefit under the Retirement Plan and the Supplemental Benefit Plan of $142,207 (expressed as a single life annuity payable at age 65). Prior to his resignation on October 8, 1993, from all of his positions with the Company, Mr. Johns accrued an annual benefit under such Plans of $28,054 (expressed as a single life annuity payable at age 65). Mr. O'Malley may begin his benefit on the first day of the month after the date of his termination of employment with Sonat Offshore (with a reduction for early retirement if he terminates employment before attaining age 62). Mr. Johns may begin his benefit on the first day of any month after the date he attains age 55 (with an actuarial reduction to take into account the early commencement of the benefit).

PERFORMANCE GRAPH

     The following graph compares the cumulative total stockholder return on the Company's Common Stock for the five-year period ending December 31, 1993, with the cumulative total return of two indices during such period.

          COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL STOCKHOLDER RETURN
                 SONAT INC.; STANDARD & POOR'S 500 STOCK INDEX;
          STANDARD & POOR'S NATURAL GAS DISTRIBUTION/PIPELINE GROUP(1)

      MEASUREMENT PERIOD                                          S&P NATURAL
    (FISCAL YEAR COVERED)         SONAT INC.        S&P 500           GAS
12/31/88                            100.00           100.00          100.00
12/31/89                            177.04           131.59          155.23
12/31/90                            177.20           127.49          135.90
12/31/91                            131.29           166.17          118.33
12/31/92                            201.62           178.81          130.69
12/31/93                            250.18           196.75          155.06

     The total returns set forth above assume that $100 was invested in the Company's Common Stock and each of the indices set forth above on December 31, 1988, and that all dividends were reinvested.

     NOTE 1: The Standard & Poor's Natural Gas Distribution/Pipeline Group consists of the following companies: Arkla, Inc., The Coastal Corporation, Columbia Gas System, Inc., Consolidated Natural Gas Company, Eastern Enterprises, Enron Corp., Ensearch Corporation, NICOR Inc., ONEOK Inc., Pacific Enterprises, Panhandle Eastern Corporation, Peoples Energy Corporation, Sonat Inc., Transco Energy Company and Williams Companies Inc.

COMPENSATION UPON CHANGE OF CONTROL

     Certain of the Company's benefit plans provide for the acceleration of certain benefits in the event of a "Change of Control" of the Company. Under such plans, a Change of Control will be deemed to have occurred if (1) any person or group acquires (or obtains the right to acquire) beneficial ownership of 35% or more of the Company's voting securities, (2) there is a change in the composition of a majority of the Company's Board of Directors within any period of three consecutive years which change was not approved by a majority of the Board of Directors as constituted immediately prior to the commencement of such three-year period, or (3) at any meeting of stockholders of the Company called for the purpose of electing Directors, the entire slate nominated by the Board of Directors fails to be elected.

     Any outside Director who is eligible for a retirement benefit under the Retirement Plan for Directors will receive such benefit (regardless of whether he has met the other eligibility requirements of the Plan) in the event he ceases to be a Director following a Change of Control. A Director who participates in the Director's Fees Deferral Plan may, prior to the year the fees are earned, elect to have the balance of his account distributed to him in a lump sum in the event his service as a Director is terminated within one year following a Change of Control, regardless of any other elections he may have made with respect to the timing and manner of payment of amounts in his account. Also, all shares of restricted stock granted under the Restricted Stock Plan for Directors will vest immediately upon a Change of Control.

     Upon the occurrence of a Change of Control, all outstanding shares of restricted stock under the Executive Award Plan will immediately vest, and all outstanding options (and tandem SARs) under the Executive Award Plan held by then-current employees will become immediately exercisable and will remain exercisable for three years following the employee's termination of employment (but not beyond their expiration date). If an SAR is exercised within 60 days of the occurrence of a Change of Control, the holder will receive, in addition to the amount otherwise due on exercise, a payment equal to the excess over the amount otherwise due of the highest price per share of Common Stock paid during the 60-day period prior to exercise of the SAR, plus a supplemental payment on such excess. Also, upon the occurrence of a Change of Control, the participant will receive 100% of his bonus opportunities under the Performance Award Plan (if approved by the stockholders) and the Cash Bonus Plan. Any officer of the Company or certain of its subsidiaries who at the time of a Change of Control is not vested under the Retirement Plan will be provided with a vested benefit under the Supplemental Benefit Plan equal to the benefit that would have been payable under the Retirement Plan if his actual years of service had been sufficient for vesting. Following a Change of Control, a participant's Savings Plan account under the Supplemental Benefit Plan will be distributed within 30 days of his termination of employment.

EXECUTIVE SEVERANCE AGREEMENTS

     The Company has Executive Severance Agreements with Messrs. Kuehn, Russell and Smith. These agreements provide that if the executive officer's employment is terminated within three years after a Change of Control (as defined above), either (a) by the Company for reasons other than dishonesty, conviction of a felony or willful unauthorized disclosure of confidential information or other than as a consequence of death, disability or retirement at age 65 or (b) by the executive officer for reasons relating to a diminution of responsibilities or compensation, or relocation requiring a change in residence or a significant increase in travel, or a good faith determination by the executive officer that he can no longer effectively discharge his duties, he will receive: (1) a lump sum payment equal to three times his highest earnings (defined to include those items described as covered compensation under the Retirement Plan) during any 12-month period during the three years preceding the termination (such lump sum payment to be reduced pro rata to the extent there are less than 36 months until the officer reaches age 65); (2) life, medical, and accident and disability insurance as provided in the Company's insurance programs or, in certain circumstances, substantially equivalent insurance to be provided by the Company for a period of 36 months after termination of employment (or until age 65, whichever is sooner); and (3) for an executive officer who has reached age 50 and is not otherwise entitled to an early retirement benefit under the terms of a qualified retirement plan of the Company or its subsidiaries, an annual benefit equal to the amount such officer would have received had he been entitled to an early retirement benefit (reduced by any benefits payable to him under such retirement plan and the Supplemental Benefit Plan), and a 75% survivors benefit with respect to such early retirement benefit. Assuming that the executive officers terminated employment on January 31, 1994, in a manner entitling them to benefits under the Executive Severance Agreements, the respective executive officers would receive the following lump sum cash payments pursuant to item (1) above and the following annual retirement benefits pursuant to item (3) above: Mr. Kuehn, $3,304,300 in cash and $0 in retirement benefits; Mr. Russell, $1,850,306 in cash and $13,543 in retirement benefits; and Mr. Smith, $1,560,945 in cash and $0 in retirement benefits.

     The Executive Severance Agreements provide that the executive officer may not voluntarily leave the employ of the Company if a third party attempts to effect a Change of Control until such third party abandons such attempt or a Change of Control has occurred. The executive officer is also required to be available for three years after his termination of employment for consultation with senior officers of the Company. The Agreements renew automatically for one-year terms unless terminated at the end of any term by the Board of Directors. The Agreements shall also terminate if the Executive Compensation Committee determines that the executive officer is no longer a key employee, unless a Change of Control is threatened at the time or has occurred within the past three years.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     L. Edwin Smart, a member of the Executive Compensation Committee of the Board of Directors, serves as counsel to the law firm of Hughes Hubbard & Reed. Hughes Hubbard & Reed provides legal services to the Company and certain of its subsidiaries.

                      ELECTION OF AUDITOR (PROPOSAL NO. 1)

     Ernst & Young has been nominated for election as Auditor of the Company. The Restated Certificate of Incorporation provides that no other person shall be eligible for election as Auditor unless notice of intention to nominate such person has been given to the Company not less than ten days before the Annual Meeting.

     A representative of Ernst & Young will be present at the Annual Meeting with the opportunity to make a statement if such representative desires to do so and will be available to respond to appropriate questions.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF ERNST & YOUNG AS AUDITOR (PROPOSAL NO. 1).

                       APPROVAL OF PERFORMANCE AWARD PLAN
                                (PROPOSAL NO. 2)

     Since 1981 the Company has had a bonus plan pursuant to which annual cash bonuses were paid to officers and other employees based on the performance of the individual, the Company and its subsidiaries. The performance criteria used have included both objective and subjective measures. In 1993 the Internal Revenue Code was amended by the addition of Section 162(m), which limits the tax deduction available with respect to compensation paid to certain executive officers, unless the compensation qualifies as "performance based" (as defined for purposes of Section 162(m)). Among the requirements for "performance based" compensation are that the compensation be paid based solely on the attainment of objective performance measures established by a committee of outside directors, and that the plan providing for such compensation be approved by stockholders.

     The Board of Directors believes that in light of Section 162(m) it is desirable to restructure the Company's bonus program to create a separate plan providing for objective performance goals, and to submit that plan for stockholder approval. This would enable the portion of an executive's annual bonus based on objective performance criteria to qualify as "performance based" for purposes of Section 162(m), and thereby continue to be deductible without regard to the deduction limit otherwise imposed by Section 162(m). Accordingly, on January 27, 1994 the Board of Directors took action to adopt, subject to stockholder approval at the 1994 Annual Meeting of Stockholders, the Company's Performance Award Plan (the "Plan").

     The Board believes that it is important to have a plan which permits the payment of bonuses based on subjective performance criteria and on a discretionary basis, even though amounts paid under such a plan may not qualify as "performance based" compensation under Section 162(m). Therefore, on January 27, 1994, the Board adopted the Company's Cash Bonus Plan, which permits awards based on any performance criteria established by the Executive Compensation Committee, as well as bonuses paid on a discretionary basis. The Cash Bonus Plan is not being submitted for stockholder approval.

                        PRINCIPAL PROVISIONS OF THE PLAN

     The following summary of the Plan is qualified by reference to the full text of the Plan, which is attached as Exhibit A to this Proxy Statement.

     The purpose of the Plan is to provide officers of the Company with additional incentives through the payment of bonuses based on the performance of the Company relating to specified objective financial and business criteria, thereby increasing the personal stake of such officers in the continued success and growth of the Company.

     ADMINISTRATION. The Plan is administered by the Executive Compensation Committee or other designated committee of the Board of Directors consisting solely of two or more Directors, each of whom qualifies as an "outside director" for purposes of Section 162(m). The Committee has authority to interpret the Plan, to adopt rules and regulations for carrying out the Plan, and to take any other action necessary or advisable for the administration of the Plan.

     ELIGIBILITY. All officers of the Company and its "Subsidiaries" are eligible to participate in the Plan. (For purposes of the Plan, the term "Subsidiaries" means subsidiaries, partnerships and joint ventures in which the Company and its subsidiaries have at least a 50% ownership interest.) Directors who are not officers of the Company or its Subsidiaries are not eligible. As of January 31, 1994, approximately 42 employees were eligible to participate in the Plan.

     TERMS AND CONDITIONS OF AWARDS. The Committee determines which of the eligible employees will be granted an award under the Plan for any given year. At or before the start of each calendar year, the Committee establishes written Performance Objectives based on one or more of the criteria set forth in the Plan for each eligible employee chosen to receive an award for that year. At the same time, the Committee also establishes a Bonus Opportunity for each employee, which is the amount of the bonus the employee will earn if the Performance Objectives are fully satisfied. The Committee may specify a minimum acceptable level of achievement of each Performance Objective below which no bonus is payable with respect to that Objective, and additional levels above the minimum (which may also be above the targeted Performance Objective), with a formula to determine the percentage of the Bonus Opportunity to be earned at each level of achievement above the minimum. Performance at a level above the targeted Performance Objective may entitle the employee to earn a bonus in excess of 100% of the Bonus Opportunity. However, the maximum payout to any individual under the Plan in any year cannot exceed $1.5 million.

     Performance Objectives may be based on one or more of the following criteria: Company earnings per share; Company or Subsidiary earnings before interest and taxes or earnings before interest, taxes and corporate charges; Company or Subsidiary net income; Company or Subsidiary revenues, pipeline throughput, oil and gas production volumes, or oil and gas marketing volumes; Company or Subsidiary unit revenues minus unit variable costs; Company or Subsidiary return on capital, return on equity, return on assets, or return on invested capital; Company or Subsidiary cash flow return on assets or cash flows from operating activities; Company or Subsidiary capital expenditures; Company or Subsidiary operations and maintenance expense or general and administrative expense; Company or Subsidiary oil and gas unit operating income or oil and gas unit lifting costs; Company or Subsidiary reserve replacement, reserve replacement costs and reserve acquisition costs; and Company or Subsidiary debt-equity ratios and key profitability ratios.

     At the end of the year, the Committee determines the extent to which the Performance Objectives have been attained and the extent to which the Bonus Opportunity has been earned under the formula previously established by the Committee. The Committee has discretion to reduce the amount of the bonus payable to any employee from the amount of the Bonus Opportunity "earned" under the formula. The Committee may exercise its discretion to reduce the award for any reason, including its judgment that a Performance Objective has become an inappropriate measure of achievement, a change in the employment status, position or duties of the employee, unsatisfactory performance of the employee, or the employee's service for less than the entire year.

     Awards under the Plan are paid in cash in a lump sum promptly after the Committee has determined the amount of bonus to be paid, unless the Committee determines, either at the time of grant or the time of distribution, to distribute all or a portion of the award in installments or as deferred compensation. The Plan also authorizes the Committee, in its discretion, to adopt a program under which employees may elect to defer all or a portion of their award.

     CHANGE OF CONTROL. In the event of a change of control (as defined in the Plan), all participants are deemed to have fully earned the Bonus Opportunities contained in their outstanding awards, and the amount of such Bonus Opportunities is payable promptly (no later than 30 days) after the change of control, in a cash lump sum. Following a change of control, the Committee will have no power to decrease the amount of the Bonus Opportunity payable under an award.

     Under the Plan, a change of control is deemed to have occurred if (i) any person or group acquires (or obtains the right to acquire) beneficial ownership of 35% or more of the Company's voting securities, (ii) there is a change in the composition of a majority of the Company's Board of Directors within any period of three consecutive years which change was not approved by a majority of the Board as constituted immediately prior to the commencement of such three-year period, or (iii) at any meeting of stockholders of the Company called for the purpose of electing Directors the entire slate nominated by the Board of Directors fails to be elected.

     AMENDMENT AND TERMINATION. The Board of Directors may amend the Plan from time to time without stockholder approval except as required to satisfy Section 162(m). Awards may be granted under the Plan for calendar years 1994 through 1998, unless the Plan is terminated earlier by the Board of Directors. However, the Plan will remain in effect until payment has been competed with respect to all awards granted under the Plan prior to its termination.

                            BENEFITS UNDER THE PLAN

     It is not possible to specify the amount of benefits to be paid to particular individuals under the Plan, since the amount of each employee's Bonus Opportunity will be set each year by the Committee in its discretion, subject to the Plan's limitation that the bonus paid to any employee under the Plan for any year may not exceed $1.5 million.

     In January 1994, the Committee granted awards under the Plan with respect to 1994 to each eligible employee under the Plan. Such awards are subject to stockholder approval of the Plan. The following table sets forth the maximum bonus payable under the Plan for such awards for the persons indicated below.

                               NEW PLAN BENEFITS

                      PERFORMANCE AWARD PLAN OF SONAT INC.

                                                                          1994 MAXIMUM
                             NAME AND POSITION                                BONUS
    -------------------------------------------------------------------  ---------------
    Ronald L. Kuehn, Jr. ..............................................     $ 331,200
      Chairman of the Board, President and Chief Executive Officer
    Thomas W. Barker, Jr. .............................................     $  20,460
      Vice President -- Finance and Treasurer
    John D. Johns......................................................     $       0
      Former Vice President and General Counsel
    James E. Moylan, Jr. ..............................................     $  28,132
      Vice President and Controller
    William C. O'Malley................................................     $       0
      Former Executive Vice President
    Donald G. Russell..................................................     $  85,470
      Executive Vice President
    William A. Smith...................................................     $  68,211
      Executive Vice President
    Current Executive Officer Group....................................     $ 552,217
      (6 persons)
    Non-Executive Director Group.......................................     $       0
      (12 persons)
    Non-Executive Officer Employee.....................................     $ 578,054
      Group (36 persons)

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" APPROVAL OF THE PERFORMANCE AWARD PLAN (PROPOSAL NO. 2).

                 APPROVAL OF PROPOSED AMENDMENT TO THE RESTATED
                          CERTIFICATE OF INCORPORATION
                           TO INCREASE THE NUMBER OF
                       AUTHORIZED SHARES OF COMMON STOCK
                                (PROPOSAL NO. 3)

     The Board of Directors of the Company believes that it would be in the best interest of the Company and its stockholders to amend the first paragraph of Article FOURTH of the Restated Certificate of Incorporation (the "Charter") to increase the number of shares of Common Stock which the Company is authorized to issue from 200,000,000 shares to 400,000,000 shares. Accordingly, at a meeting held on December 3, 1993, the Board of Directors unanimously adopted resolutions declaring such an amendment to be advisable and voted to recommend that the Company's stockholders consider and approve the amendment ("Proposal No. 3") at the Annual Meeting.

     Under the present Charter, the total number of shares of all classes of capital stock which the Company has authority to issue is 210,000,000 shares, of which 10,000,000 shares are Serial Preference Stock, par value $1.00 per share, and 200,000,000 shares are Common Stock, par value $1.00 per share.

     On January 31, 1994, no shares of Serial Preference Stock were outstanding and 87,172,087 shares of Common Stock were outstanding. As of such date, 5,503,448 shares of Common Stock were reserved for issuance under certain benefit plans and 92,675,535 shares of Common Stock were reserved for issuance in connection with the exercise of rights to purchase the Company's Common Stock (the

"Rights") upon the terms and subject to the conditions set forth in the Rights Agreement dated as of January 23, 1986, as amended, between the Company and Chemical Bank, as Rights Agent (the "Rights Agreement"). Accordingly, as of January 31, 1994, an aggregate of 185,351,070 shares of Common Stock were outstanding or reserved for issuance, and there remained an aggregate of 14,648,930 shares of Common Stock available for issuance. The number of available shares, however, may be effectively reduced in half after giving effect to the requirement of the Rights Agreement that, under certain circumstances, upon issuance of any shares of Common Stock the Company must issue one Right for each share issued and must reserve for issuance one additional share of Common Stock in connection with the exercise of each Right. The additional shares for which authorization is sought would be part of the existing class of Common Stock and, if and when issued, would have the same rights and privileges as the shares of Common Stock presently outstanding.

     As with the presently authorized Serial Preference Stock and Common Stock, the additional authorized Common Stock will not be subject to preemptive rights.

     If Proposal No. 3 is adopted, the first paragraph of Article FOURTH will be amended to delete the language in brackets and to add the language in italics, as follows:

          "FOURTH: The total number of shares which the Corporation shall have authority to issue is [two hundred ten million (210,000,000)] four hundred ten million (410,000,000), of which ten million (10,000,000) are to be Serial Preference Stock of the par value of One Dollar ($1.00) per share and [two hundred million (200,000,000)] four hundred million (400,000,000) are to be Common Stock of the par value of One Dollar ($1.00) per share."

PURPOSES AND EFFECTS OF THE AMENDMENT

     Although the Company has no agreements, commitments or plans at this time with respect to the additional shares of Common Stock (other than under the terms of the Rights Agreement), the Board of Directors believes that it is desirable to have a sufficient number of additional shares of Common Stock available for possible future financing and acquisition transactions, stock dividends or splits, stock issuances pursuant to employee benefit plans and other proper corporate purposes. Having such additional shares available for issuance in the future would give the Company greater flexibility and allow shares of Common Stock to be issued without the expense and delay of a special stockholders' meeting. The additional shares of Common Stock would be available for issuance without further action by the stockholders of the Company, unless such action is required by applicable law or under the rules of any stock exchange on which the Company's securities may be listed.

     While the Company has no knowledge of any pending efforts to obtain control of the Company, shares of authorized but unissued Common Stock could be issued in one or more transactions which could make a takeover of the Company more difficult or costly and, therefore, less likely. Any such additional issuance of Common Stock could have the effect of diluting earnings and book value per share of outstanding shares of Common Stock, and issuance of additional shares could be used to dilute the stock ownership of any person or persons seeking to obtain control of the Company. The Board does not currently intend to authorize the issuance of any additional shares of Common Stock which are the subject of this amendment proposal. As noted above, however, 92,675,535 shares have been reserved for issuance in connection with the Rights Agreement.

OTHER INFORMATION

     The Charter provides that Serial Preference Stock of the Company may be issued in one or more series and expressly vests in the Board of Directors the authority to determine the designations, preferences and certain rights of each such series. Although the Board presently has no intention of doing so, such shares could be issued with voting rights to a holder that would vote against a merger, sale of assets or other extraordinary corporate transaction.

     The Company's Charter has provisions which may affect any possible takeover attempt by making a change of control of the Company more difficult or costly. For a description of these provisions and of proposed amendments thereto, see "Proposed Amendments to the Restated Certificate of Incorporation (Proposal No. 4, 5, 6 and 7)" below. For a description of the Rights and the Rights Agreement, see "Proposed Amendments to the Restated Certificate of Incorporation (Proposal No. 4, 5, 6 and 7) -- Description of Proposal No. 4" below. For a description of certain provisions of the Company's By-Laws which regulate the manner and timing of stockholder proposals and stockholder nominations for the Board of Directors, see "Proposals of Stockholders" below.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ADOPTION OF THE PROPOSAL TO AMEND THE FIRST PARAGRAPH OF ARTICLE FOURTH OF THE CHARTER (PROPOSAL NO. 3).

               PROPOSED AMENDMENTS TO THE RESTATED CERTIFICATE OF
                   INCORPORATION (PROPOSAL NO. 4, 5, 6 AND 7)

     The Board of Directors of the Company believes that it would be in the best interests of the Company and its stockholders to amend the Company's Charter to:

          -- delete a Charter provision which provides in certain cases for minimum price protection or, alternatively, higher stockholder voting requirements, in connection with certain business combinations (Proposal No. 4);

          -- provide that, subject to the conditions described below, the Board of Directors shall call a special meeting of stockholders at the request of a person that has owned at least 3% of the Company's voting stock for at least six months (Proposal No. 5);

          -- reduce the vote required for stockholders to amend, repeal or adopt
             By-Laws from 67% of the outstanding shares to 60% (Proposal No. 6); and

          -- reduce the vote required for stockholders to amend, repeal or adopt any provision inconsistent with certain "anti-takeover" provisions of the Charter from 67% of the outstanding shares to 60% (Proposal No. 7).

INTRODUCTION

     In 1983 the stockholders of the Company approved amendments to the Company's Charter (the "1983 Amendments") which may affect any possible takeover attempt by making a change of control of the Company more difficult. In general, the purpose of the 1983 Amendments is to deter or delay a potential holder of a controlling interest in the Company's voting stock from exercising its voting power in a manner believed by the Board to be detrimental to the interests of the remaining stockholders.

     Pursuant to the 1983 Amendments, the Board of Directors is divided into three classes, with one class of Directors being elected each year. The Board of Directors has sole authority to increase or decrease its size and to fill all vacancies (provided that the Board may have no less than five nor more than fifteen members). Directors may not be removed without cause. Only the Board of Directors is authorized to call special meetings of stockholders, and corporate action may not be taken by written consent of stockholders in lieu of a meeting. The amendment, repeal or adoption by stockholders of the Company's By-Laws, as well as the amendment, repeal or adoption of any Charter provision inconsistent with the foregoing provisions of the Charter, requires the affirmative vote of the holders of not less than 67% of the voting power of the Company.

     The 1983 Amendments also revised the Charter to provide that approval of certain mergers, consolidations, or other business combinations between the Company and a holder of at least 10% of the voting power of the Company (a "related person") must be approved by a "super-majority" vote of the stockholders (80% of the Company's voting power and 67% of the Company's voting power held by stockholders other than the related person) unless either (1) certain Board approvals are obtained or (2) the related person paid all stockholders a price per share that equalled or exceeded the highest price the related person paid in connection with the business combination. The same vote is required to amend or repeal the foregoing Charter provision.

     In each of the last five years, the Company's proxy statement for its Annual Meeting of Stockholders has included a stockholder proposal which has sought the repeal of the 1983 Amendments. The Board of Directors has opposed each of these stockholder proposals as not being in the best interest of the Company's stockholders, and the proposal has been rejected by the stockholders at each Annual Meeting at which it has been presented. In recent years, representatives of the Company have discussed the 1983 Amendments with many of the Company's stockholders, including stockholders with significant investments in the Company's stock. As a result of these discussions, the Board has conducted a careful review of the 1983 Amendments and of possible changes to the Amendments.

     The Board of Directors believes that the 1983 Amendments have served their purpose, but believes that the revisions to the 1983 Amendments set forth in this Proxy Statement are appropriate and advisable. The Board believes that such revisions will respond to stockholder concerns with respect to certain provisions of the 1983 Amendments, while preserving the principal protections established for the Company's stockholders by the 1983 Amendments. The Board of Directors has therefore determined that the proposed Charter amendments set forth in Proposal No. 4, 5, 6 and 7 are in the best interest of the Company and its stockholders, and recommends a vote "FOR" each of Proposal No. 4, 5, 6 and 7.

DESCRIPTION OF PROPOSAL NO. 4

     THE TEXT OF CURRENT ARTICLE SEVENTH OF THE CHARTER IS ATTACHED TO THIS PROXY STATEMENT AS EXHIBIT B. THE FOLLOWING DESCRIPTION IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO EXHIBIT B.

     Proposal No. 4 would delete current Article SEVENTH (sometimes referred to as a "fair price" provision) from the Company's Charter. In general, Article SEVENTH requires that certain mergers, consolidations, or certain other business combinations initiated by a related person be approved by the holders of not less than 80% of the outstanding shares of the Company's capital stock, and by the holders of not less than 67% of the outstanding shares of capital stock not held by the related person, unless (a) the acquisition of the capital stock that caused such related person to become a related person was approved in advance by at least a majority of the Continuing Directors (as defined in Article SEVENTH),
(b) the business combination was approved by a majority of the Continuing Directors, or (c) the consideration per share of Common Stock in the business combination equalled or exceeded the highest price paid by the related person in acquiring any shares of Common Stock in or subsequent to the transaction in which it became a related person.

     Article SEVENTH was intended to respond to situations in which a publicly-owned corporation was taken over by a swift purchase of control through a tender offer, followed by a merger or other transaction between the acquired corporation and the purchaser, which is not then dealing at arm's length because of its control and which may then give consideration for the acquired corporation's shares in the second step that is of substantially less value than the consideration given in the first step. While such a "two-tier" takeover may benefit all of the stockholders of the acquired company, it may also be detrimental to some or all of them, because the terms of an ensuing merger or other transaction with the purchaser may be less favorable to the remaining stockholders than is warranted, and the suddenness and relatively short duration of the offer may leave insufficient time for them to evaluate the merits of the offer in comparison with other possible alternatives. The coercive nature of a "two-tier" offer -- a stockholder who fails to tender into the offer runs the risk that, if the offer succeeds, the stockholder will receive lesser consideration in the second step than if he had tendered -- may also result in transactions that do not produce the highest value for stockholders.

     The Board of Directors believes that the protections currently provided by the Rights Agreement, and by Section 203 of the Delaware General Corporation Law ("Section 203"), make the provisions of Article SEVENTH unnecessary at this time. Accordingly, the Board of Directors recommends that the current provisions in Article SEVENTH be deleted from the Charter.

     Section 203, which was enacted after the adoption of Article SEVENTH of the Company's Charter, generally protects the stockholders against the same types of activities that the Board considered when it recommended the adoption of Article SEVENTH, although there are material differences between Section 203 and Article SEVENTH. Section 203 provides, generally, that subject to certain exceptions specified therein, a corporation may not engage in any business combination with any "interested stockholder" for a three-year period following the date that such stockholder becomes an interested stockholder unless either (1) prior to such date, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, (2) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding certain shares) or
(3) on or subsequent to such date, the business combination is approved by the board of directors of the corporation and by the affirmative vote of at least
66 2/3% of the outstanding voting stock of the corporation which is not owned by the interested stockholder. In general, an interested stockholder includes (1) any person that is the owner of 15% or more of the outstanding voting stock of the corporation, or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation, at any time within three years immediately prior to the relevant date and (2) the affiliates and associates of any such person. Section 203 provides that a corporation may elect to opt out of the restrictions imposed thereunder; however, the Company has not opted out of these provisions.

     On February 3, 1986, the Company issued the Rights as a dividend to the holders of its Common Stock. The Rights are not exercisable (or transferable apart from the Common Stock) until the earlier of (i) ten days following the public announcement that a person or group has acquired 20% or more of the outstanding Common Stock (an "Acquiring Person") or (ii) ten days following the commencement of or announcement of an intention to make a tender or exchange offer upon consummation of which a person or group would own 30% or more of the outstanding Common Stock.

     After the Rights become exercisable, each Right entitles the holder to buy one share of Common Stock at a price of $50, subject to adjustment (the "Purchase Price"). In addition, if certain types of mergers or other business combinations involving the Company occur after the Rights become exercisable, the Rights will be modified so as to entitle the holder thereof, upon payment of the then current Purchase Price, to purchase common stock of the acquiring company which at the time of such transaction would have a value equal to twice such Purchase Price. Alternatively, if an Acquiring Person acquires the Company by means of a reverse merger in which the Company and its Common Stock survive, or engages in certain self-dealing transactions with the Company, or if a person or group acquires 30% or more of the outstanding Common Stock (except pursuant to a cash tender offer for all outstanding shares by a bidder owning less than 20% of the outstanding shares that results in the bidder owning at least 85% of the outstanding shares), each Right not owned by the Acquiring Person would become exercisable for the number of shares of Common Stock that at that time have a value of twice the then current Purchase Price. (The Board may reduce the 30% threshold in the preceding sentence to 15%.) The Rights are redeemable, at the option of the Company, at $.025 per Right at any time prior to the acquisition by a person or group of ownership of 20% or more of the outstanding Common Stock (or 15% or more, if the Board has reduced the 30% threshold described above). The Rights will expire on February 3, 1996, unless previously redeemed as described above.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ADOPTION OF THE PROPOSAL TO DELETE CURRENT ARTICLE SEVENTH FROM THE CHARTER (PROPOSAL NO. 4).

DESCRIPTION OF PROPOSAL NO. 5

     THE TEXT OF SECTION (6) OF ARTICLE FIFTH OF THE CHARTER, AS CURRENTLY IN EFFECT AND AS PROPOSED TO BE AMENDED, IS ATTACHED TO THIS PROXY STATEMENT AS EXHIBIT C. THE FOLLOWING DESCRIPTION IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO EXHIBIT C.

     Currently, Section (6) of Article FIFTH of the Charter ("Section (6)") provides that, subject to any special rights to call such meetings that may be granted to the holders of any series of preferred stock, special meetings of stockholders may be called only by a majority of the Board of Directors. Proposal No. 5 would amend Section (6) to add a requirement that, subject to certain conditions, at the request of a "Qualified Holder" the Board of Directors will call a special meeting of stockholders of the Company. A "Qualified Holder" would mean a person who, together with all "affiliates" of such person (as such term is defined in Rule 405 under the Securities Act of 1933 as in effect on December 3, 1993), has owned, for at least six months before the Company receives the request, at least 3% of the outstanding shares of capital stock of the Company entitled to vote for the election of directors. For these purposes, shares shall be considered as "owned" by a person only if such person has the sole power to both vote and dispose of, or to direct the voting or disposition of, such shares. A Qualified Holder will not include a group of persons acting in concert or pursuant to contractual arrangement.

     Proposal No. 5 provides that if a request to call a special meeting is received from a Qualified Holder, the Board of Directors will select a date for the special meeting not less than 60 nor more than 90 days after receipt of the request by the Secretary of the Company. However, the Board will not be required to call a special meeting if the request was received during the 150-day period immediately preceding the anniversary of the previous year's annual meeting of stockholders. The Board also will not be required to call a special meeting at the request of any Qualified Holder that has, within the twelve months preceding the date the request is received, delivered to the Company a request pursuant to which a special meeting has been called.

     Proposal No. 5 provides that a request to call a special meeting must set forth (1) a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting; (2) the name and address of the stockholder who intends to propose such business; (3) a representation that the stockholder is a Qualified Holder, agrees to furnish such supporting documentation as the Company may request, is entitled to vote at such meeting and intends to appear in person or by proxy at such meeting to propose such business; and (4) any material interest of the stockholder in such business. In addition, only business properly brought before a special meeting will be able to be transacted at such meeting. Business will be deemed properly brought only if it is (1) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors, (2) otherwise properly brought before the meeting by or at the direction of the Board of Directors or (3) brought before the meeting by a Qualified Holder entitled to vote at such meeting if written notice of such stockholder's intent to bring such business before such meeting is contained in the request to call a special meeting.

     Proposal No. 5 also provides that if the stockholder intends to present a proposal at the special meeting and to have the proposal included in the Company's proxy materials for the meeting, the request must include such proposal and any supporting statement, and the Company will include the proposal and supporting statement in its proxy materials if the Qualified Holder complies with the requirements of Rule 14a-8 (or any successor rule) under the Securities Exchange Act of 1934 and if the Board of Directors does not determine that such proposal and supporting statement may be omitted from the Company's proxy materials pursuant to paragraph (c) of such Rule.

     The current provisions of Section (6) would preclude a stockholder from forcing stockholder consideration of a proposal over the opposition of the Board of Directors by calling a special meeting of stockholders prior to such time as the Board believes such consideration to be appropriate. The Board believes that a stockholder that meets the requirements of a Qualified Holder should generally be allowed to request that a special meeting be held, provided the Qualified Holder has furnished the Company with the information described above and the other requirements of Proposal No. 5 are met. Adoption of Proposal No. 5 would permit a Qualified Holder to cause the Board of Directors to call a special meeting of stockholders, regardless of whether the Board of Directors believed that a special meeting was necessary or appropriate at that time.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ADOPTION OF THE PROPOSAL TO AMEND SECTION (6) OF ARTICLE FIFTH OF THE CHARTER (PROPOSAL NO. 5).

DESCRIPTION OF PROPOSAL NO. 6

     THE TEXT OF SECTION (10) OF ARTICLE FIFTH OF THE CHARTER, AS CURRENTLY IN EFFECT AND AS PROPOSED TO BE AMENDED, IS ATTACHED TO THIS PROXY STATEMENT AS EXHIBIT D. THE FOLLOWING DESCRIPTION IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO EXHIBIT D.

     Proposal No. 6 would amend Section (10) of Article FIFTH of the Company's Charter to reduce the vote required for stockholders to amend, repeal or adopt By-laws from 67% of the outstanding shares to 60%. The Board believes that it is appropriate to reduce the vote necessary for the stockholders to change the Company's By-Laws. Adoption of Proposal No. 6 would facilitate such changes by the stockholders, regardless of whether the change was proposed by the Board of Directors or any stockholder of the Company or whether the Board of Directors believed the change to be in the best interest of the Company's stockholders.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ADOPTION OF THE PROPOSAL TO AMEND SECTION (10) OF ARTICLE FIFTH OF THE CHARTER (PROPOSAL NO. 6).

DESCRIPTION OF PROPOSAL NO. 7

     THE TEXT OF THE FINAL PARAGRAPH OF ARTICLE FIFTH OF THE COMPANY'S CHARTER, AS CURRENTLY IN EFFECT AND AS PROPOSED TO BE AMENDED, IS ATTACHED TO THIS PROXY STATEMENT AS EXHIBIT E. THE FOLLOWING DESCRIPTION IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO EXHIBIT E.

     Proposal No. 7 would amend the final paragraph of Article FIFTH of the Company's Charter to reduce the vote required for stockholders to amend, repeal or adopt any provision inconsistent with Sections (1), (2), (3), (6), (7), (8),
(9) or (10) of Article FIFTH of the Charter (which Sections include the Charter provisions adopted by the 1983 Amendments, other than the "fair price" provision described at "Description of Proposal No. 4" above) from 67% of the outstanding shares to 60%.

     Pursuant to the provisions of Section 242 of the Delaware General Corporation Law, in order for the Charter to be amended, the Board of Directors must adopt resolutions that set forth the proposed amendment, declare its advisability, and put the proposed amendment to a vote of the stockholders. Therefore, action by the Board of Directors approving any Charter amendment must precede any stockholder vote on such an amendment. If, in the future, the Board of Directors takes such action with respect to Sections (1), (2), (3), (6), (7),
(8), (9) or (10) of Article FIFTH of the Charter, the adoption of Proposal No. 7 would reduce the vote necessary for adoption of the proposed amendment of such Sections.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ADOPTION OF THE PROPOSAL TO AMEND THE LAST PARAGRAPH OF ARTICLE FIFTH OF THE CHARTER (PROPOSAL NO. 7).

OTHER INFORMATION

     Each of Proposal No. 4, 5, 6 and 7 is an independent proposal which, if approved by the stockholders, will be adopted regardless of whether the remaining Proposals are so approved. If the proposed amendments are adopted, the Board will amend the By-Laws to conform them to the adopted Charter amendments.

     Approval of Proposal No. 4, 5, 6 and 7 by the stockholders would not eliminate all "anti-takeover" provisions with respect to the Company. In particular, the Rights would still be outstanding, and the Charter would retain the current provisions establishing a classified Board strucuture, permitting only the Board to increase or decrease the size of the Board and fill vacancies, and prohibiting removal of Directors without cause and corporate action by written consent of stockholders in lieu of a meeting. For a description of certain provisions of the Company's By-Laws which regulate the manner and timing of stockholder proposals and stockholder nominations for the Board of Directors, see "Proposals of Stockholders" below.

     The Company has no current plans to propose any other amendments to its Charter or to take any other action having a similar effect if any of the Proposals is not approved. Except as described herein, if all of the Proposals are approved, the Board does not presently contemplate recommending the adoption of any further amendments to the Charter or By-Laws of the Company which would affect the ability of third parties to take over or change control of the Company. However, the financial markets and the environment for corporate takeovers are volatile, and the Board may at any time adopt measures designed to protect against hostile takeovers or other actions that the Board may believe to be contrary to the best interests of the Company and its stockholders. Such measures may include actions that do not require the consent of the stockholders (such as amendment of the Rights Agreement or the issuance of new rights with respect to the Company's Common Stock).

                                 OTHER MATTERS

PROPOSALS OF STOCKHOLDERS

     Stockholder Proposals in the Company's Proxy Statement. In order for proposals by stockholders to be considered for inclusion in the proxy statement and form of proxy relating to the 1995 Annual Meeting of Stockholders, such proposals must be received at the principal executive offices of the Company, AmSouth-Sonat Tower, Birmingham, Alabama 35203, by no later than November 18, 1994.

     Stockholder Proposals to be Presented at Meetings. A stockholder who desires to propose any business at a meeting of stockholders must give the Company written notice within ten days following public disclosure by the Company of the meeting date (by notice to the New York Stock Exchange or otherwise) or, if the meeting is adjourned and the Company is required by Delaware law to give notice of the adjourned meeting date, within five days after the earlier of the date public disclosure is made by the Company of the adjourned meeting date (by notice to such exchange or otherwise) or the date notice of the adjourned meeting is given to stockholders. The stockholder's notice must set forth (a) a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting; (b) the name and address of the stockholder who intends to propose such business; (c) a representation that the stockholder is a holder of record of stock of the Company entitled to vote at such meeting (or if the record date for such meeting is subsequent to the date required for such stockholder notice, a representation that the stockholder is a holder of record at the time of such notice and intends to be a holder of record on the record date for such meeting) and intends to appear in person or by proxy at such meeting to propose such business; and (d) any material interest of the stockholder in such business.

     Stockholder Nominations for Directors. A stockholder who desires to nominate Directors at a meeting of stockholders must give the Company written notice within the time period described in the preceding paragraph. The stockholder's notice must set forth (a) the name and address of the stockholder who intends to make the nomination and of the person or persons to be nominated;
(b) a representation that the stockholder is a holder of record of stock of the Company entitled to vote at such meeting (or if the record date for such meeting is subsequent to the date required for such stockholder notice, a representation that the stockholder is a holder of record at the time of such notice and intends to be a holder of record on the record date for such meeting) and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (c) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder; (d) such other information regarding each nominee proposed by such stockholder as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission had each nominee been nominated, or intended to be nominated, by the Board of Directors; and (e) the consent of each nominee to serve as a Director of the Company if so elected.

     The Chairman of the meeting may refuse to transact any business or to acknowledge the nomination of any person if a stockholder has failed to comply with the foregoing procedures.

     A copy of the Company's By-Laws may be obtained from the Company upon written request to the Company at its principal place of business.

INSTITUTIONAL OWNERSHIP OF COMMON STOCK

     The table below sets forth, as of January 31, 1994, certain information with respect to each person or entity known by the Company to be the beneficial owner of more than 5% of the Company's Common Stock.

              NAME AND ADDRESS              TITLE OF        NUMBER OF SHARES      PERCENT
            OF BENEFICIAL OWNER               CLASS        BENEFICIALLY OWNED     OF CLASS
    ------------------------------------  -------------    ------------------     --------
    FMR Corp.                             Common Stock         5,019,174             5.8%
    82 Devonshire Street
    Boston, Massachusetts 02109

     In a report on Schedule 13G filed with the Securities and Exchange Commission with respect to the ownership of the Company's Common Stock as of December 31, 1993, FMR Corp. and certain of its affiliates stated that such stock was acquired in the ordinary course of business and was not acquired for the purpose of changing or influencing the control of the Company and was not acquired in connection with or as a participant in any transaction having such a purpose or effect.

VOTING AT THE ANNUAL MEETING

     The presence, in person or by proxy, of the holders of a majority of the Company's Common Stock is necessary to constitute a quorum at the Annual Meeting or any adjournment thereof.

     The vote required for the election of Directors and the approval of the other matters scheduled for a vote at the Annual Meeting is controlled by the provisions of the Company's Charter and By-Laws and the Delaware General Corporation Law. Directors are elected by a plurality vote. Approval of Proposal No. 1 would require a plurality vote. Approval of Proposal No. 2 would require the affirmative vote of a majority of the shares of Common Stock represented in person or by proxy at the Annual Meeting and voting either for or against, or abstaining from voting on, such proposal. Approval of Proposal No. 3 would require the affirmative vote of a majority of the shares of Common Stock outstanding and entitled to vote at the Annual Meeting. Approval of Proposal No. 4 would require the affirmative vote of 80% of the shares of Common Stock outstanding and entitled to vote at the Annual Meeting. Approval of Proposal No. 5, 6 and 7 would each require the affirmative vote of 67% of the shares of Common Stock outstanding and entitled to vote at the Annual Meeting. Abstentions and broker "non-votes" (shares not voted on a matter because a nominee holding shares for a beneficial owner neither receives voting instructions from such beneficial owner nor has discretionary voting power with respect thereto) shall not have an effect on the vote for the election of Directors and on Proposal No. 1, and shall have the effect of a vote against Proposal No. 3, 4, 5, 6 and 7. Abstentions shall have the effect of a vote against Proposal No. 2. The vote will be tabulated by an independent tabulator and the results of such vote will be certified by independent inspectors of election.

SOLICITATION OF PROXIES

     The Company will bear the costs of solicitation of proxies. Officers and regular employees of the Company may solicit proxies by mail, telephone, telegraph and personal interview. In addition, the Company has retained D. F. King & Co., Inc. to assist in the solicitation of proxies, and anticipates that the fees that it will incur for this service, excluding out-of-pocket expenses, will not exceed $50,000. Arrangements will be made with brokerage houses and with other custodians, nominees and fiduciaries to forward proxy soliciting material to beneficial owners. The Company will reimburse persons holding stock for others in their names or in those of their nominees for their reasonable out-of-pocket expenses in sending proxy material to their principals and obtaining their proxies.

                            ------------------------

     The information provided under the headings "Report of the Executive Compensation Committee" and "Performance Graph" above shall not be deemed to be "soliciting material" or to be "filed" with the Securities and Exchange Commission or subject to Regulations 14A or 14C, other than as provided in Item 402 of Regulation S-K, or to the liabilities of Section 18 of the Securities Exchange Act of 1934 and, unless specific reference is made therein to such headings, shall not be incorporated by reference into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934.

     The Company is not aware that any matters other than those mentioned above will be presented for action at the 1994 Annual Meeting, but if any other matters do properly come before the meeting, the persons named as proxies will vote upon such matters in accordance with their best judgment.

     Please complete, sign, date and return the enclosed proxy card promptly.

                                          SONAT INC.

                                          Beverley T. Krannich
                                          Secretary
Birmingham, Alabama
March 16, 1994

                                                                       EXHIBIT A

                      PERFORMANCE AWARD PLAN OF SONAT INC.

                                  I.  GENERAL

     1.1 PURPOSE OF THE PLAN. The Performance Award Plan (the "Plan") of Sonat Inc. (the "Company") is intended to advance the best interests of the Company and its subsidiaries by providing officers with additional incentives through the payment of bonuses based on the performance of the Company relating to specified objective financial and business criteria, thereby increasing the personal stake of such officers in the continued success and growth of the Company and encouraging them to remain in the employ of the Company. Awards under the Plan are intended to qualify as "performance-based compensation" for purposes of Section 162(m) of the Internal Revenue Code ("Section 162(m)").

     1.2 ADMINISTRATION OF THE PLAN. The Plan shall be administered by the Executive Compensation Committee or other designated Committee (the "Committee") of the Board of Directors of the Company (the "Board of Directors") which shall consist solely of two or more Directors, each of whom qualifies as an "outside director" for purposes of Section 162(m). The Committee shall have authority, subject to the provisions of the Plan, in its discretion, to grant awards ("Awards") under the Plan, to interpret conclusively the provisions of the Plan, to adopt such rules and regulations for carrying out the Plan as it may deem advisable, to decide conclusively all questions of fact arising in the application of the Plan, and to make all other determinations necessary or advisable for the administration of the Plan. All decisions and acts of the Committee shall be final and binding upon all affected Plan participants. No member of the Committee shall be liable for any action taken, or determination made, in good faith.

     1.3 ELIGIBLE PARTICIPANTS. All officers of the Company and its Subsidiaries shall be eligible to participate in the Plan. For purposes of the Plan the term "Subsidiaries" shall mean subsidiaries, partnerships and joint ventures in which the Company and its subsidiaries have at least a 50% ownership interest. Directors who are not officers of the Company or its Subsidiaries shall not be eligible to participate in the Plan.

     1.4 AWARDS UNDER THE PLAN. The Committee shall designate the eligible employees, if any, to be granted Awards under the Plan. All Awards granted under the Plan shall be on the terms and subject to the conditions hereinafter provided.

     1.5 OTHER COMPENSATION PROGRAMS. The existence and terms of the Plan shall not limit the authority of the Board of Directors in compensating employees of the Company and its Subsidiaries in such other forms and amounts, including compensation pursuant to any other plans as may be currently in effect or adopted in the future, as it may determine from time to time.

                      II.  TERMS AND CONDITIONS OF AWARDS

     2.1 ESTABLISHMENT OF PERFORMANCE OBJECTIVES AND BONUS OPPORTUNITY. Prior to the commencement of each Performance Year (or such later time as may be permitted for performance-based compensation under Section 162(m)), the Committee shall establish written Performance Objectives and a Bonus Opportunity for each eligible employee chosen to receive an Award for such Performance Year. The Performance Objectives shall be based on one or more of the following criteria: Company earnings per share; Company or Subsidiary earnings before interest and taxes or earnings before interest, taxes and corporate charges; Company or Subsidiary net income; Company or Subsidiary revenues, pipeline throughput, oil and gas production volumes, or oil and gas marketing volumes; Company or Subsidiary unit revenues minus unit variable costs; Company or Subsidiary return on capital, return on equity, return on assets, or return on invested capital; Company or Subsidiary cash flow return on assets or cash flows from operating activities; Company or Subsidiary capital expenditures; Company or Subsidiary operations and maintenance expense or general and administrative expense; Company or

Subsidiary oil and gas unit operating income or oil and gas unit lifting costs; Company or Subsidiary reserve replacement, reserve replacement costs and reserve acquisition costs; and Company or Subsidiary debt-equity ratios and key profitability ratios. At the time of setting the Performance Objectives, the Committee shall specify the formula to be used in calculating each of the criteria on which an Award is based and their relative weights. The Bonus Opportunity shall be expressed as an amount of cash. The Committee may also specify a minimum acceptable level of achievement of the relevant Performance Objectives, as well as one or more additional levels of achievement, and a formula to determine the percentage of the Bonus Opportunity deemed to have been earned by the employee upon attainment of each such level of achievement, which percentage may exceed 100%. The Performance Objectives and Bonus Opportunity relating to any particular Award need not be the same as those relating to any other Award, whether made at the same or a different time.

     2.2 PERFORMANCE YEAR. The Performance Year with respect to an Award shall be the calendar year within which the Performance Objectives relating to that Award are to be achieved.

     2.3 EARNING OF AWARD. Promptly after the date on which the necessary information for a particular Performance Year becomes available, the Committee shall determine, and certify in writing, the extent to which the Bonus Opportunity for such Performance Year has been earned, through the achievement of the relevant Performance Objectives, by each employee who was granted an Award for such Performance Year. Notwithstanding the terms of any Award, the maximum payout under this Plan to any individual for any Performance Year shall not exceed $1.5 million.

     2.4 DISCRETIONARY DOWNWARD ADJUSTMENTS. Notwithstanding the terms of any Award, the Committee, in its sole and absolute discretion, may reduce the amount of the Award payable to any employee for any reason, including the Committee's judgment that the Performance Objectives have become an inappropriate measure of achievement, a change in the employment status, position or duties of the employee, unsatisfactory performance of the employee, or the employee's service for less than the entire Performance Year.

     2.5 DISTRIBUTIONS. Promptly after the Committee has determined the extent to which an Award has been earned, such Award shall be distributed in cash in a lump sum, unless the Committee determines, either at the time of grant or the time of distribution, to distribute all or a portion of such Award in installments or as deferred compensation. The Committee, in its discretion, may adopt a program to permit employees to defer all or a portion of their Award.

     2.6 CHANGE OF CONTROL. Notwithstanding any other provision of this Plan or contained in any Award granted hereunder (including any provision for deferred payment thereof), upon the occurrence of a Change of Control (as defined in
Section 3.6), a participant shall be deemed to have fully earned the Bonus Opportunities contained in his outstanding Awards, and the amount of such Bonus Opportunities shall be paid promptly (and no later than 30 days after the Change of Control) in a cash lump sum. Notwithstanding the provisions of Section 2.4, following a Change of Control the Committee shall not adjust the Bonus Opportunity specified in an Award from that in effect immediately prior to the Change of Control in a manner adverse to the participant.

                          III.  ADDITIONAL PROVISIONS

     3.1 AMENDMENTS. The Board of Directors may, in its sole discretion, amend the Plan from time to time. Any such amendment may be made without stockholder approval unless required to satisfy Section 162(m).

     3.2 WITHHOLDING. Payments under the Plan shall be net of an amount sufficient to satisfy any federal, state or local withholding tax liability.

     3.3 NON-ASSIGNABILITY; DEATH OF PARTICIPANT. No Award under the Plan shall be assignable or transferable by the holder thereof except by will or by the laws of descent and distribution. In the event of the death of a participant, any payments due to such participant shall be paid to his beneficiary designated in writing to the Committee, or, if none has been designated, to his estate.

     3.4 NON-UNIFORM DETERMINATIONS. Determinations by the Committee under the Plan (including, without limitation, determinations of the persons to receive Awards; the terms and provisions of such Awards; the relevant Performance Objectives; the amount of Bonus Opportunity; and the amount of any downward adjustment) need not be uniform and may be made by it selectively among persons who receive, or are eligible to receive, Awards under the Plan, whether or not such persons are similarly situated.

     3.5 NO GUARANTEE OF EMPLOYMENT. The grant of an Award under the Plan shall not constitute an assurance of continued employment for any period.

     3.6 CHANGE OF CONTROL. A "Change of Control" shall be deemed to have occurred if:

          (i) any "person" (as defined in Sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934, as in effect on March 1, 1985) is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934 as in effect on March 1, 1985) of securities of the Company representing 35% or more of the voting power of the outstanding securities of the Company having the right under ordinary circumstances to vote at an election of the Board of Directors,

          (ii) there shall occur a change in the composition of a majority of the Board of Directors within any period of three consecutive years which change shall not have been approved by a majority of the Board of Directors as constituted immediately prior to the commencement of such period, or

          (iii) at any meeting of the stockholders of the Company called for the purpose of electing directors, all persons nominated by the Board of Directors for election as directors shall fail to be elected.

     3.7 UNFUNDED STATUS OF AWARDS; CREATION OF TRUSTS. The Plan is intended to constitute an "unfunded" plan. With respect to any amounts payable to a participant pursuant to an Award, nothing contained in the Plan (or in any documents related thereto), nor the creation or adoption of the Plan, the grant of any Award, or the taking of any other action pursuant to the Plan, shall give any such participant any rights that are greater than those of a general creditor of the Company. The Committee may authorize the creation of trusts or make other arrangements to meet the Company's obligations under the Plan, which trusts or other arrangements shall be consistent with the "unfunded" status of the Plan.

     3.8 EFFECTIVE DATE AND DURATION OF PLAN. The Plan shall become effective on January 27, 1994 subject to the approval thereof by stockholders of the Company at the 1994 annual meeting. Awards may be granted under the Plan for calendar years 1994 through 1998, unless the Plan is terminated earlier by the Board of Directors, in its sole discretion. The Plan shall remain in effect for purposes of administering the payment of Awards granted under the Plan until such payments have been completed.

                                                                       EXHIBIT B

                                 PROPOSAL NO. 4

TEXT OF CURRENT ARTICLE SEVENTH

     If Proposal No. 4 is adopted, current Article SEVENTH of the Charter, bracketed below, will be deleted, and current Article EIGHTH will be renumbered as Article SEVENTH:

     [SEVENTH: Any other provision of this Certificate of Incorporation to the contrary notwithstanding, the affirmative vote of the holders of not less than 80 percent of the outstanding shares of capital stock of the Corporation entitled to vote generally (the "Voting Stock") and the affirmative vote of the holders of not less than 67 percent of the Voting Stock held by stockholders other than a Related Person (as hereinafter defined) shall be required for the approval or authorization of any Business Combination (as hereinafter defined) or of any series of related transactions which, if taken together, would constitute a Business Combination of the Corporation with any Related Person; provided, however, that the 80 percent and 67 percent voting requirements shall not be applicable if:

     1. A majority of Continuing Directors (as hereinafter defined) of the Corporation (a) have expressly approved in advance the acquisition of Voting Stock of the Corporation that caused the Related Person to become a Related Person, or (b) have approved the Business Combination; or

     2. The Business Combination is a merger or consolidation and the cash or fair market value of the property, securities or other consideration to be received per share by holders of Common Stock of the Corporation in the Business Combination is not less than the highest per share price (with appropriate adjustments for recapitalizations and for stock splits, stock dividends and like distributions), in each case determined in good faith by a majority of Continuing Directors, paid by the Related Person in acquiring any of its holdings of the Corporation's Common Stock either in or subsequent to the transaction or series of transactions in which the Related Person became a Related Person.

Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that a lesser percentage may be specified, by law or in any agreement with any national securities exchange or otherwise.

     For purposes of this Article SEVENTH:

     (a) The term "Business Combination" shall mean (i) any merger or consolidation of the Corporation or a Subsidiary (as hereinafter defined) with or into a Related Person, (ii) any sale, lease, exchange, transfer or other disposition, including without limitation a pledge, mortgage or any other security device, of all or any Substantial Part (as hereinafter defined) of the assets either of the Corporation (including without limitation any voting securities of a Subsidiary) or of a Subsidiary, or both, to a Related Person,
(iii) any merger or consolidation of a Related Person with or into the Corporation or a Subsidiary of the Corporation, (iv) any sale, lease, exchange, transfer or other disposition of all or any Substantial Part of the assets of a Related Person to the Corporation or a Subsidiary of the Corporation, (v) the issuance of any securities of the Corporation or a Subsidiary of the Corporation to a Related Person, (vi) any reclassification of securities (including a reverse stock split) or any other recapitalization that would have the effect of increasing the voting power of a Related Person and (vii) any agreement, contract or other arrangement providing for any of the transactions described in this definition of Business Combination.

     (b) The term "Related Person" shall mean and include any individual, corporation, partnership or other person or entity which, together with its "Affiliates" and "Associates" (as defined on March 1, 1983 in Rule 12b-2 under the Securities Exchange Act of 1934), "beneficially owns" (as defined on March 1, 1983 in Rule 13d-3 under the Securities Exchange Act of 1934) in the aggregate 10 percent or more of the outstanding Voting Stock of the Corporation, any Affiliate or Associate of any such individual, corporation, partnership or other person or entity, and any assignee of any of the foregoing.

     (c) Notwithstanding the definition of "beneficially owned" in subparagraph
(b) of this Article SEVENTH, any Voting Stock of the Corporation that any Related Person has the right to acquire pursuant to any agreement, or upon exercise of conversion rights, warrants or options, or otherwise, shall be deemed beneficially owned by the Related Person.

     (d) The term "Substantial Part" shall mean more than 20 percent of the fair market value of the total assets of the corporation in question, as determined in good faith by a majority of Continuing Directors, as of the end of its most recent fiscal year ending prior to the time the determination is being made.

     (e) For the purposes of subparagraph (a) of this Article SEVENTH, the term "Subsidiary" means any corporation of which a majority of any class of equity security is owned directly or indirectly by the Corporation and whose assets constitute a Substantial Part of the assets of the Corporation, as determined in good faith by a majority of Continuing Directors.

     (f) For the purposes of the first paragraph of this Article SEVENTH, in any Business Combination of a Subsidiary of the Corporation with a Related Person, the voting provisions contained therein shall be deemed to be required for the Corporation to cause the Subsidiary to approve or authorize such Business Combination.

     (g) For the purposes of subparagraph (2) of this Article SEVENTH, the term "other consideration to be received" shall include, without limitation, Common Stock of the Corporation retained by its existing public stockholders in the event of a Business Combination in which the Corporation is the surviving corporation.

     (h) The term "Continuing Director" shall mean a Director who was a member of the Board of Directors of the Corporation immediately prior to the time that the Related Person involved in a Business Combination became a Related Person.]

                                                                       EXHIBIT C

                                 PROPOSAL NO. 5

AMENDMENT OF SECTION (6) OF ARTICLE FIFTH

     If Proposal No. 5 is adopted, the language in Section (6) of Article FIFTH below in italics will be added:

     (6) Except as otherwise provided in Article FOURTH of this certificate with respect to the holders of any one or more series of Serial Preference Stock, special meetings of the stockholders for any purpose or purposes shall be called solely by resolution of the Board of Directors, acting by not less than a majority of the entire Board, and, except as set forth in this Section (6), the power of stockholders to call a special meeting is specifically denied. Notwithstanding the foregoing, and subject to the conditions set forth in this Section (6), the Board of Directors shall call a special meeting of stockholders upon the receipt by the Secretary of the Corporation of a Request (as hereinafter defined) of a Qualified Holder (as hereinafter defined). The place and notice of any special meeting shall be as set forth below and in the By-Laws. Only business properly brought before a special meeting shall be transacted at such meeting. Business shall be deemed properly brought only if it is (i) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors, (ii) otherwise properly brought before the meeting by or at the direction of the Board of Directors or (iii) brought before the meeting by a Qualified Holder entitled to vote at such meeting if written notice of such Qualified Holder's intent to bring such business before such meeting was contained in the Request. The Chairman of the meeting may refuse to transact any business at any special meeting made without compliance with the foregoing procedure.

     If the Secretary of the Corporation receives a Request from a Qualified Holder, the Board of Directors shall select a date for the special meeting not less than 60 nor more than 90 days after the date the Request is received; provided, however, that (a) the Board shall not be required to call a special meeting at the request of any Qualified Holder that has, within the twelve months preceding the date the Request is received, delivered to the Corporation a Request pursuant to which a special meeting has been called, and (b) the Board shall not be required to call a special meeting pursuant to a Request received during the 150-day period preceding the anniversary of the most recent annual meeting of stockholders.

     For the purposes of this Section (6):

     (a) The term "Qualified Holder" shall mean any individual, corporation, partnership or other person or entity (collectively, a "Person") which, together with all of its "affiliates" (as such term is defined on December 3, 1993 in Rule 405 under the Securities Act of 1933), has had continuous Ownership (as hereinafter defined) of at least 3 percent of the outstanding shares of capital stock of the Corporation entitled to vote for the election of directors ("Voting Stock") throughout the six-month period prior to the date the Corporation receives the Request from such Person. A "Qualified Holder" shall not include a group of Persons acting in concert or pursuant to a contractual arrangement.

     (b) The term "Ownership" of Voting Stock shall mean the sole possession of both the power to vote (or direct the voting of) and the power to dispose of (or direct the disposition of) such Voting Stock.

     (c) The term "Request" shall mean a writing received by the Secretary of the Corporation at the principal executive offices of the Corporation, which requests the Board of Directors to call a special meeting of the stockholders and which sets forth: (1) a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting; (2) the name and address of the Qualified Holder who intends to propose such business; (3) a representation that the stockholder is a Qualified Holder of Voting Stock, agrees to furnish such supporting documentation with respect to such stockholder's status as a Qualified Holder as the Corporation may request, is entitled to vote at such meeting and intends to appear in person or by proxy at such meeting to propose such business; and (4) any material interest of the stockholder in such business. If the Qualified Holder intends to present a proposal at the special meeting and to have such proposal included in the Corporation's proxy materials for such meeting and the Request includes the proposal and any supporting statement with respect thereto, the Corporation's proxy materials for the meeting shall include such proposal and supporting statement, provided (A) the Qualified Holder complies with the requirements of Rule 14a-8 under the Securities Exchange Act of 1934, as amended (or any successor rule), and (B) the Board of Directors does not determine that such proposal and supporting statement may be omitted from the Corporation's proxy materials pursuant to paragraph (c) of such Rule 14a-8.
                                       C-2

                                                                       EXHIBIT D

                                 PROPOSAL NO. 6

     If Proposal No. 6 is adopted, the language in Section (10) of Article FIFTH below in brackets will be deleted and the language in italics will be added:

     (10) The stockholders of the Corporation may exercise their power to alter, amend, change, repeal or adopt By-Laws of the Corporation only by the affirmative vote of the holders of not less than [67 percent] 60 percent of the outstanding shares of capital stock of the Corporation entitled to vote for the election of directors, provided that notice of such proposed alteration, amendment, repeal or adoption is included in the notice of meeting called for the taking of such action.

                                                                       EXHIBIT E

                                 PROPOSAL NO. 7

     If Proposal No. 7 is adopted, the language in the last paragraph of Article FIFTH below in brackets will be deleted and the language in italics will be added:

     Notwithstanding any other provisions of this Certificate of Incorporation or the By-Laws of the Corporation (and notwithstanding the fact that a lesser percentage may be specified by law, this Certificate of Incorporation or the By-Laws of the Corporation), the affirmative vote of the holders of [67 percent] 60 percent of the outstanding shares of capital stock of the Corporation entitled to vote for the election of directors shall be required to amend, repeal or adopt any provision inconsistent with Sections (1), (2), (3), (6),
(7), (8), (9) and (10) of this Article FIFTH.

                                       E-1